Filed Pursuant to Rule 424(b)(2)
Registration No. 333-193695-02

The information in this preliminary prospectus supplement and the accompanying prospectus is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MARCH 12, 2014

PRELIMINARY PROSPECTUS SUPPLEMENT

(To Prospectus Dated January 31, 2014)

$

CenterPoint Energy Houston Electric, LLC

                     % General Mortgage Bonds, Series X, due 2044

The 2044 general mortgage bonds will bear interest at a rate of         % per year from, and including, the date of issuance and will mature on April 1, 2044. We refer to the 2044 general mortgage bonds as the mortgage bonds. We will pay interest on the mortgage bonds on April 1 and October 1 of each year, beginning on October 1, 2014. The mortgage bonds are subject to optional redemption prior to maturity at the applicable redemption price described under the caption “Description of the General Mortgage Bonds — Optional Redemption.”

The mortgage bonds will be our secured obligations under our general mortgage indenture dated October 10, 2002, as supplemented, and will be subject and junior to the prior lien of our first mortgage bonds. As of December 31, 2013, we had approximately $102 million aggregate principal amount of first mortgage bonds outstanding.

The mortgage bonds will be a new series of securities for which currently there is no established trading market. We do not intend to apply for the listing of the mortgage bonds on any securities exchange or for quotation of the mortgage bonds on any dealer quotation system.

Investing in our mortgage bonds involves risks. See “Risk Factors” beginning on page S-5 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Mortgage Bond		Total
Public Offering Price(1)		%	$
Underwriting Discount		%	$
Proceeds, before expenses, to CenterPoint Energy Houston Electric, LLC(1)		%	$

(1)	Plus accrued interest from March , 2014, if settlement occurs after that date.

The underwriters expect to deliver the mortgage bonds to purchasers in New York, New York on or about March     , 2014, through the book-entry facilities of The Depository Trust Company.

Joint Book-Running Managers

BofA Merrill Lynch	Credit Suisse

Deutsche Bank Securities	Wells Fargo Securities

Prospectus Supplement dated March     , 2014

This document consists of two parts, which should be read together. The first part is the prospectus supplement, which describes the specific terms of the mortgage bonds, the specific terms of this offering and supplements and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part, the accompanying prospectus, provides more general information about the general mortgage bonds and other securities that may be offered from time to time using such prospectus, some of which general information does not apply to this offering. Generally, when we refer to the prospectus, we are referring to both parts of this document combined. You should read this prospectus supplement and the accompanying prospectus together with any written communication prepared by us or on our behalf in connection with this offering together with the additional information described in the accompanying prospectus under the heading “Where You Can Find More Information” and in this prospectus supplement under the heading “Incorporation By Reference.”

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any written communication prepared by us or on our behalf specifying the final terms of the offering. We have not, and the underwriters have not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell our mortgage bonds and are not soliciting an offer to buy our mortgage bonds in any jurisdiction where the offer or sale is not permitted. The information we have included in this prospectus supplement or the accompanying prospectus is accurate only as of the date of this prospectus supplement or the accompanying prospectus, as the case may be, and any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since these respective dates.

Any information contained in this prospectus supplement or the accompanying prospectus or in a document incorporated by reference in this prospectus supplement or the accompanying prospectus will be deemed to be modified or superseded to the extent that a statement contained in this prospectus supplement or in any other subsequently filed document that is also incorporated by reference in this prospectus supplement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of the prospectus. See “Incorporation By Reference” in this prospectus supplement.

The Bank of New York Mellon Trust Company, National Association, in each of its capacities referenced herein, including, but not limited to, trustee, security registrar and paying agent, has not participated in the preparation of this prospectus supplement and assumes no responsibility for its content.

i

Prospectus Supplement

ii

SUMMARY

This summary highlights information from this prospectus supplement and the accompanying prospectus. It is not complete and may not contain all of the information that you should consider before investing in the mortgage bonds. We encourage you to read this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in their entirety before making an investment decision, including the information set forth under the heading “Risk Factors.” Unless the context requires otherwise, the terms “CenterPoint Houston,” “we,” “our,” and “us” refer to CenterPoint Energy Houston Electric, LLC, and the term “CenterPoint Energy” refers to CenterPoint Energy, Inc., our indirect parent.

The term “mortgage bonds” refers to the         % General Mortgage Bonds, Series X, due 2044.

CenterPoint Energy Houston Electric, LLC

We provide electric transmission and distribution services to retail electric providers (REPs) serving over two million metered customers in a 5,000-square mile area of the Texas Gulf Coast that has a population of approximately six million people and includes the city of Houston. We are an indirect wholly owned subsidiary of CenterPoint Energy, a public utility holding company.

Our principal executive offices are located at 1111 Louisiana, Houston, Texas 77002 (telephone number: (713) 207-1111).

The Offering

Issuer	CenterPoint Energy Houston Electric, LLC

Bonds Offered	$ million aggregate principal amount of % general mortgage bonds, Series X, due 2044.

Maturity Date	April 1, 2044. April 1, 2044.

Interest Payment Dates	April 1 and October 1, commencing on October 1, 2014.

Ranking	The mortgage bonds will be our secured obligations under our general mortgage indenture dated October 10, 2002, as supplemented (defined in “Description of the General Mortgage Bonds” as the indenture), and will be subject and junior to the prior lien of our first mortgage bonds. As of December 31, 2013, we had approximately $102 million aggregate principal amount of first mortgage bonds outstanding.

The mortgage bonds will rank on a parity with our other general mortgage bonds. As of December 31, 2013, we had approximately $1.9 billion aggregate principal amount of general mortgage bonds outstanding, including $408 million aggregate principal amount of general mortgage bonds collateralizing debt of CenterPoint Energy which are not reflected in our financial statements because of the contingent nature of the general mortgage bond obligations. See “Use of Proceeds” in this prospectus supplement.

Optional Redemption	We may redeem all or a part of the mortgage bonds at any time and from time to time on any date prior to October 1, 2043 by paying the greater of (a) 100% of the principal thereof and (b) the applicable “make-whole” amount based on U.S. treasury rates as specified in this prospectus supplement under “Description of the General Mortgage Bonds — Optional Redemption” plus, in each case, accrued and unpaid interest thereon, if any, to, but excluding the redemption date. At any time on or after October 1, 2043, we may redeem the mortgage bonds by paying 100% of the principal amount thereof plus accrued and unpaid interest thereon, if any, to, but excluding, the redemption date.

Lack of Public Market for the Mortgage Bonds	The mortgage bonds will be a new series of securities for which currently there is no established trading market. We cannot provide any assurance about:

•	the liquidity of any markets that may develop for the mortgage bonds;

•	your ability to sell the mortgage bonds; or

•	the prices at which you will be able to sell the mortgage bonds.

Future trading prices of the mortgage bonds will depend on many factors, including:

•	prevailing interest rates;

•	our operating results;

•	the ratings of the mortgage bonds; and

•	the market for similar securities.

We do not intend to apply for listing of the mortgage bonds on any securities exchange or for quotation of the mortgage bonds in any automated dealer quotation system.

Risk Factors	You should consider carefully all the information set forth and incorporated by reference in this prospectus supplement and the accompanying prospectus and, in particular, you should evaluate the specific factors set forth under “Risk Factors” beginning on page S-5 of this prospectus supplement before deciding whether to invest in the mortgage bonds.

Governing Law	The indenture and the mortgage bonds are governed by, and construed in accordance with, the laws of the State of New York except to the extent that the law of any jurisdiction where any portion of the mortgaged property is located will govern the creation, perfection, priority or enforcement of the lien of the indenture, or the exercise of remedies with respect to such portions of the mortgaged property.

Use of Proceeds	The net proceeds from this offering, after deducting the underwriting discount and estimated expenses of the offering payable by us, are expected to be approximately $ million. We intend to use the net proceeds from this offering for general limited liability company purposes, including the repayment of short-term notes payable to affiliated companies. See “Use of Proceeds” in this prospectus supplement.

Trustee, Security Registrar and Paying Agent	The Bank of New York Mellon Trust Company, National Association (as successor to JPMorgan Chase Bank).

Ratio of Earnings to Fixed Charges

The following table sets forth our historical ratio of earnings to fixed charges for the periods indicated. The ratios are calculated pursuant to the applicable rules of the Securities and Exchange Commission.

	Year Ended December 31,
	2009(1)	2010(1)	2011(1)	2012(1)	2013(1)
Ratio of earnings to fixed charges	2.05	2.07	3.60	2.31	2.67

(1)	Excluded from the computation of fixed charges for the years ended December 31, 2009 and 2010 is interest expense of $1 million and $8 million, respectively, and interest income for the years ended December 31, 2011, 2012 and 2013 of $12 million, $8 million and less than $1 million, respectively, which is included in income tax expense.

RISK FACTORS

You should consider carefully the following information about risks, as well as risks arising from any legal proceedings identified or referenced in “Legal Proceedings” in Part 1, Item 3 of our Annual Report on Form 10-K for the year ended December 31, 2013 (2013 Form 10-K), together with the other information contained in this prospectus supplement and the accompanying prospectus, before making an investment in the mortgage bonds.

Risk Factors Affecting Our Business

A substantial portion of our receivables is concentrated in a small number of REPs, and any delay or default in payment could adversely affect our cash flows, financial condition and results of operations.

Our receivables from the distribution of electricity are collected from REPs that supply the electricity we distribute to their customers. As of December 31, 2013, we did business with approximately 70 REPs. Adverse economic conditions, structural problems in the market served by the Electric Reliability Council of Texas, Inc. (ERCOT) or financial difficulties of one or more REPs could impair the ability of these REPs to pay for our services or could cause them to delay such payments. We depend on these REPs to remit payments on a timely basis. Applicable regulatory provisions require that customers be shifted to another provider or a provider of last resort if a REP cannot make timely payments. Applicable regulations of the Public Utility Commission of Texas (Texas Utility Commission) significantly limit the extent to which we can apply normal commercial terms or otherwise seek credit protection from firms desiring to provide retail electric service in our service territory, and thus we remain at risk for payments not made prior to the shift to another provider or the provider of last resort. The Texas Utility Commission revised its regulations in 2009 to (i) increase the financial qualifications required of REPs that began selling power after January 1, 2009, and (ii) authorize utilities to defer bad debts resulting from defaults by REPs for recovery in a future rate case. A significant portion of our billed receivables from REPs are from affiliates of NRG Energy, Inc. (NRG), Just Energy Group, Inc. (Just Energy Group) and Energy Future Holdings Corp. (Energy Future Holdings). Our aggregate billed receivables balance from REPs as of December 31, 2013 was $172 million. Approximately 38%, 8% and 8% of this amount was owed by affiliates of NRG, Just Energy Group and Energy Future Holdings, respectively. In the fourth quarter of 2013, Energy Future Holdings publicly disclosed that it had engaged in discussions with certain of its creditors with respect to the capital structure of Energy Future Holdings and its affiliates, including the possibility of a restructuring transaction in bankruptcy. The disclosures do not make clear whether those discussions included or addressed the capital structure of affiliates of Energy Future Holdings that are REPs. Any delay or default in payment by REPs could adversely affect our cash flows, financial condition and results of operations. If a REP were unable to meet its obligations, it could consider, among various options, restructuring under the bankruptcy laws, in which event such REP might seek to avoid honoring its obligations, and claims might be made by creditors involving payments we had received from such REP.

Rate regulation of our business may delay or deny our ability to earn a reasonable return and fully recover our costs.

Our rates are regulated by certain municipalities and the Texas Utility Commission based on an analysis of our invested capital and our expenses in a test year. Thus, the rates that we are allowed to charge may not match our expenses at any given time. The regulatory process by which rates are determined may not always result in rates that will produce full recovery of our costs and enable us to earn a reasonable return on our invested capital.

Disruptions at power generation facilities owned by third parties could interrupt our sales of transmission and distribution services.

We transmit and distribute to customers of REPs electric power that the REPs obtain from power generation facilities owned by third parties. We do not own or operate any power generation facilities. If power generation is disrupted or if power generation capacity is inadequate, our sales of transmission and distribution services may be diminished or interrupted, and our results of operations, financial condition and cash flows could be adversely affected.

Our revenues and results of operations are seasonal.

A significant portion of our revenues is derived from rates that we collect from each REP based on the amount of electricity we deliver on behalf of such REP. Thus, our revenues and results of operations are subject to seasonality, weather conditions and other changes in electricity usage, with revenues generally being higher during the warmer months.

We could be subject to higher costs and fines or other sanctions as a result of mandatory reliability standards.

The Federal Energy Regulatory Commission (FERC) has jurisdiction with respect to ensuring the reliability of electric transmission service, including transmission facilities owned by us and other utilities within ERCOT. The FERC has designated the North American Electric Reliability Corporation (NERC) as the Electric Reliability Organization (ERO) to promulgate standards, under FERC oversight, for all owners, operators and users of the bulk power system. The FERC has approved the delegation by the NERC of authority for reliability in ERCOT to the Texas Regional Entity (TRE), a functionally independent division of ERCOT. Compliance with the mandatory reliability standards may subject us to higher operating costs and may result in increased capital expenditures. In addition, if we were to be found to be in noncompliance with applicable mandatory reliability standards, we could be subject to sanctions, including substantial monetary penalties.

The advanced metering system deployed throughout our service territory may experience unexpected problems with respect to the timely receipt of accurate metering data.

We have deployed an advanced metering system (AMS) throughout our service territory. The deployment consisted, among other elements, of replacing existing meters with new electronic meters that record metering data at 15-minute intervals and wirelessly communicate that information to us over a bi-directional communications system installed for that purpose. The AMS integrates equipment and computer software from various vendors in order to eliminate the need for physical meter readings to be taken at consumers’ premises, such as monthly readings for billing purposes and special readings associated with a customer’s change in REPs or the connection or disconnection of electric service. Unanticipated difficulties could be encountered during the operation of the AMS, including failures or inadequacy of equipment or software, difficulties in integrating the various components of the AMS, changes in technology, cyber-security issues and factors outside our control, which could result in delayed or inaccurate metering data that might lead to delays or inaccuracies in the calculation and imposition of delivery or other charges, which could have a material adverse effect on our results of operations, financial condition and cash flows.

Risk Factors Associated with Our Consolidated Financial Condition

If we are unable to arrange future financings on acceptable terms, our ability to refinance existing indebtedness could be limited.

As of December 31, 2013, we had $5.0 billion of outstanding indebtedness on a consolidated basis, which includes $3.4 billion of non-recourse transition and system restoration bonds. As of December 31, 2013, principal repayments through 2016 are limited to scheduled principal repayments on transition and system restoration bonds of approximately $1.1 billion, for which dedicated revenue streams exist. Our future financing activities may be significantly affected by, among other things:

•	general economic and capital market conditions;

•	credit availability from financial institutions and other lenders;

•	investor confidence in us and CenterPoint Energy and the markets in which we operate;

•	maintenance of acceptable credit ratings by us and CenterPoint Energy;

•	market expectations regarding our and CenterPoint Energy’s future earnings and cash flows;

•	market perceptions of our and CenterPoint Energy’s ability to access capital markets on reasonable terms;

•	our exposure to GenOn Energy, Inc. (GenOn) (formerly known as RRI Energy, Inc., Reliant Energy, Inc. and Reliant Resources, Inc. (RRI)), a wholly owned subsidiary of NRG, in connection with certain indemnification obligations; and

•	provisions of relevant tax and securities laws.

As of December 31, 2013, we had approximately $1.9 billion aggregate principal amount of general mortgage bonds outstanding under the indenture, including $408 million held in trust to secure pollution control bonds for which CenterPoint Energy is obligated and approximately $183 million held in trust to secure pollution control bonds for which we are obligated. Additionally, as of December 31, 2013, we had approximately $102 million aggregate principal amount of first mortgage bonds outstanding. We may issue additional general mortgage bonds on the basis of retired bonds, 70% of property additions or cash deposited with the trustee. Approximately $3.9 billion of additional general mortgage bonds in the aggregate could be issued on the basis of retired bonds and 70% of property additions as of December 31, 2013. We have contractually agreed that we will not issue additional first mortgage bonds, subject to certain exceptions.

Our current credit ratings are discussed in “Management’s Narrative Analysis of Results of Operations — Liquidity and Capital Resources — Impact on Liquidity of a Downgrade in Credit Ratings” in Item 7 of our 2013 Form 10-K. These credit ratings may not remain in effect for any given period of time and one or more of these ratings may be lowered or withdrawn entirely by a rating agency. We note that these credit ratings are not recommendations to buy, sell or hold our securities. Each rating should be evaluated independently of any other rating. Any future reduction or withdrawal of one or more of our credit ratings could have a material adverse impact on our ability to access capital on acceptable terms.

The creditworthiness and liquidity of our parent company and our affiliates could affect our creditworthiness and liquidity.

Our credit ratings and liquidity may be impacted by the creditworthiness and liquidity of our parent company and our affiliates. As of December 31, 2013, CenterPoint Energy and its subsidiaries other than us have approximately $593 million principal amount of debt required to be paid through 2016. If CenterPoint Energy were to experience a deterioration in its creditworthiness or liquidity, our creditworthiness and liquidity could be adversely affected. In addition, CenterPoint Energy or its other subsidiaries or affiliates may from time to time acquire or dispose of assets or businesses or enter into joint ventures or other transactions that could adversely impact the credit capacity, credit ratings or liquidity of CenterPoint Energy or its other subsidiaries or affiliates, which, as a result, could adversely impact our credit ratings and liquidity. Also, from time to time we and other affiliates invest in or borrow funds from the money pool maintained by CenterPoint Energy. If CenterPoint Energy or the affiliates that borrow our invested funds were to experience a deterioration in their creditworthiness or liquidity, our creditworthiness, liquidity and the repayment of notes receivable from CenterPoint Energy and our affiliates under the money pool could be adversely impacted.

We are an indirect wholly owned subsidiary of CenterPoint Energy. CenterPoint Energy can exercise substantial control over our dividend policy and business and operations and could do so in a manner that is adverse to our interests.

We are managed by officers and employees of CenterPoint Energy. Our management will make determinations with respect to the following:

•	our payment of dividends;

•	our financings and our capital raising activities;

•	mergers or other business combinations; and

•	our acquisition or disposition of assets.

Other than the financial covenant contained in our credit facility (described under “Liquidity and Capital Resources” in Item 7 of our 2013 Form 10-K), which could have the practical effect of limiting the payment of dividends under certain circumstances, there are no contractual restrictions on our ability to pay dividends to CenterPoint Energy. Our management could decide to increase our dividends to CenterPoint Energy to support its cash needs. This could adversely affect our liquidity. However, under our credit facility, our ability to pay dividends is restricted by a covenant that debt, excluding transition and system restoration bonds, as a percentage of total capitalization may not exceed 65%.

Other Risks

We are subject to operational and financial risks and liabilities arising from environmental laws and regulations.

Our operations are subject to stringent and complex laws and regulations pertaining to health, safety and the environment. As an owner or operator of electric transmission and distribution systems, we must comply with these laws and regulations at the federal, state and local levels. These laws and regulations can restrict or impact our business activities in many ways, such as:

•	restricting the way we can handle or dispose of wastes;

•	limiting or prohibiting construction activities in sensitive areas such as wetlands, coastal regions, or areas inhabited by endangered species;

•	requiring remedial action to mitigate environmental conditions caused by our operations, or attributable to former operations; and

•	enjoining the operations of facilities deemed in non-compliance with permits issued pursuant to such environmental laws and regulations.

In order to comply with these requirements, we may need to spend substantial amounts and devote other resources from time to time to:

•	construct or acquire new equipment;

•	acquire permits for facility operations;

•	modify or replace existing and proposed equipment; and

•	clean up or decommission waste disposal areas, fuel storage and management facilities and other locations and facilities.

Failure to comply with these laws and regulations may trigger a variety of administrative, civil and criminal enforcement measures, including the assessment of monetary penalties, the imposition of remedial actions, and the issuance of orders enjoining future operations. Certain environmental statutes impose strict, joint and several liability for costs required to clean up and restore sites where hazardous substances have been disposed or otherwise released. Moreover, it is not uncommon for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by the release of hazardous substances or other waste products into the environment.

The recent trend in environmental regulation has been to place more restrictions and limitations on activities that may affect the environment, and thus there can be no assurance as to the amount or timing of future expenditures for environmental compliance or remediation, and actual future expenditures may be greater than the amounts we currently anticipate.

Our insurance coverage may not be sufficient. Insufficient insurance coverage and increased insurance costs could adversely impact our results of operations, financial condition and cash flows.

We currently have general liability and property insurance in place to cover certain of our facilities in amounts that we consider appropriate. Such policies are subject to certain limits and deductibles and do not include business interruption coverage. Insurance coverage may not be available in the future at current costs or on commercially reasonable terms, and the insurance proceeds received for any loss of, or any damage to, any of our facilities may not be sufficient to restore the loss or damage without negative impact on our results of operations, financial condition and cash flows.

In common with other companies in our line of business that serve coastal regions, we do not have insurance covering our transmission and distribution system, other than substations, because we believe it to be cost prohibitive. In the future, we may not be able to recover the costs incurred in restoring our transmission and distribution properties following hurricanes or other natural disasters through issuance of storm restoration bonds or a change in our regulated rates or otherwise, or any such recovery may not be timely granted. Therefore, we may not be able to restore any loss of, or damage to, any of our transmission and distribution properties without negative impact on our results of operations, financial condition and cash flows.

We and CenterPoint Energy could incur liabilities associated with businesses and assets that we have transferred to others.

Under some circumstances, we and CenterPoint Energy could incur liabilities associated with assets and businesses we and CenterPoint Energy no longer own. These assets and businesses were previously owned by Reliant Energy, Incorporated (Reliant Energy), our predecessor, directly or through subsidiaries and include:

•	merchant energy, energy trading and REP businesses transferred to RRI or its subsidiaries in connection with the organization and capitalization of RRI prior to its initial public offering in 2001 and now owned by affiliates of NRG; and

•	Texas electric generating facilities transferred to a subsidiary of Texas Genco Holdings, Inc. (Texas Genco) in 2002, later sold to a third party and now owned by an affiliate of NRG.

In connection with the organization and capitalization of RRI (now GenOn), that company and its subsidiaries assumed liabilities associated with various assets and businesses Reliant Energy transferred to them. RRI also agreed to indemnify, and cause the applicable transferee subsidiaries to indemnify, CenterPoint Energy and its subsidiaries, including us, with respect to liabilities associated with the transferred assets and businesses. These indemnity provisions were intended to place sole financial responsibility on RRI and its subsidiaries for all liabilities associated with the current and historical businesses and operations of RRI, regardless of the time those liabilities arose. If RRI (now GenOn) were unable to satisfy a liability that has been so assumed in circumstances in which Reliant Energy and its subsidiaries were not released from the liability in connection with the transfer, we and CenterPoint Energy could be responsible for satisfying the liability.

If GenOn were unable to meet its obligations, it could consider, among various options, restructuring under the bankruptcy laws, in which event GenOn might not honor its indemnification obligations and claims by GenOn’s creditors might be made against us as its former owner.

Reliant Energy and RRI (GenOn’s predecessor) are named as defendants in a number of lawsuits arising out of sales of natural gas in California and other markets. Although these matters relate to the business and operations of GenOn, claims against Reliant Energy have been made on grounds that include liability of Reliant Energy as a controlling shareholder of GenOn’s predecessor. We and CenterPoint Energy could incur liability if claims in one or more of these lawsuits were successfully asserted against us or CenterPoint Energy and indemnification from GenOn were determined to be unavailable or if GenOn were unable to satisfy indemnification obligations owed with respect to those claims.

In connection with the organization and capitalization of Texas Genco (now an affiliate of NRG), Reliant Energy and Texas Genco entered into a separation agreement in which Texas Genco assumed liabilities associated with the electric generation assets Reliant Energy transferred to it. Texas Genco also agreed to indemnify, and cause the applicable transferee subsidiaries to indemnify, CenterPoint Energy and its subsidiaries, including us, with respect to liabilities associated with the transferred assets and businesses. In many cases the liabilities assumed were obligations of ours, and we were not released by third parties from these liabilities. The indemnity provisions were intended generally to place sole financial responsibility on Texas Genco and its subsidiaries for all liabilities associated with the current and historical businesses and operations of Texas Genco, regardless of the time those liabilities arose. If Texas Genco (now an affiliate of NRG) were unable to satisfy a liability that had been so assumed or indemnified against, and provided CenterPoint Energy or Reliant Energy had not been released from the liability in connection with the transfer, we could be responsible for satisfying the liability.

In connection with CenterPoint Energy’s sale of Texas Genco, the separation agreement was amended to provide that Texas Genco would no longer be liable for, and CenterPoint Energy would assume and agree to indemnify Texas Genco against, liabilities that Texas Genco originally assumed in connection with its organization to the extent, and only to the extent, that such liabilities are covered by certain insurance policies held by CenterPoint Energy. Texas Genco and its related businesses now operate as subsidiaries of NRG.

CenterPoint Energy or its subsidiaries, including us, have been named, along with numerous others, as a defendant in lawsuits filed by a number of individuals who claim injury due to exposure to asbestos. Some of the claimants have worked at locations owned by CenterPoint Energy or us, but most existing claims relate to facilities previously owned by CenterPoint Energy’s other subsidiaries or us, but currently owned by NRG. We anticipate that additional claims like those received may be asserted in the future. Under the terms of the arrangements regarding separation of the generating business from CenterPoint Energy and its sale of that business to an affiliate of NRG, ultimate financial responsibility for uninsured losses from claims relating to the generating business has been assumed by the NRG affiliate, but CenterPoint Energy has agreed to continue to defend such claims to the extent they are covered by insurance maintained by CenterPoint Energy, subject to reimbursement of the costs of such defense by the NRG affiliate.

Cyber-attacks, acts of terrorism or other disruptions could adversely impact our results of operations, financial condition and cash flows.

We are subject to cyber-security risks related to breaches in the systems and technology that we use (i) to manage our operations and other business processes and (ii) to protect sensitive information maintained in the normal course of our business. The operation of our electric transmission and distribution system is dependent on not only physical interconnection of our facilities, but also on communications among the various components of our system. As we deploy smart meters and the intelligent grid, reliance on communication between and among those components increases. Disruption of those communications, whether caused by physical disruption such as storms or other natural phenomena, by failure of equipment or technology, or by manmade events, such as cyber-attacks or acts of terrorism, may disrupt our ability to deliver electricity and control these assets. Cyber-attacks could also result in the loss of confidential or proprietary data or security breaches of other information technology systems that could disrupt our operations and critical business functions, adversely affect our reputation, and subject us to possible legal claims and liability, any of which could have a material adverse effect on our results of operations, financial condition and cash flows. In addition, our electrical distribution and transmission facilities may be targets of terrorist activities that could disrupt our ability to conduct our business and have a material adverse effect on our results of operations, financial condition and cash flows.

Our results of operations, financial condition and cash flows may be adversely affected if we are unable to successfully operate our facilities or perform certain corporate functions.

Our performance depends on the successful operation of our facilities. Operating these facilities involves many risks, including:

•	operator error or failure of equipment or processes;

•	operating limitations that may be imposed by environmental or other regulatory requirements;

•	labor disputes;

•	information technology system failures; and

•	catastrophic events such as fires, earthquakes, explosions, floods, droughts, hurricanes, pandemic health events or other similar occurrences.

Such events may result in a decrease or elimination of revenue from our facilities, an increase in the cost of operating our facilities or delays in cash collections, any of which could have a material adverse effect on our results of operations, financial condition and/or cash flows.

Our merger and acquisition activities may not be successful or may result in completed acquisitions that do not perform as anticipated.

From time to time, we have made and may continue to make acquisitions of businesses and assets. However, suitable acquisition candidates may not continue to be available on terms and conditions we find acceptable. In addition, any completed or future acquisitions involve substantial risks, including the following:

•	acquired businesses or assets may not produce revenues, earnings or cash flow at anticipated levels;

•	acquired businesses or assets could have environmental, permitting or other problems for which contractual protections prove inadequate;

•	we may assume liabilities that were not disclosed to us, that exceed our estimates, or for which our rights to indemnification from the seller are limited;

•	we may be unable to integrate acquired businesses successfully and realize anticipated economic, operational and other benefits in a timely manner, which could result in substantial costs and delays or other operational, technical or financial problems; and

•	acquisitions, or the pursuit of acquisitions, could disrupt our ongoing businesses, distract management, divert resources and make it difficult to maintain our current business standards, controls and procedures.

Failure to attract and retain an appropriately qualified workforce could adversely impact our results of operations.

Our business is dependent on our ability to recruit, retain, and motivate employees. Certain circumstances, such as an aging workforce without appropriate replacements, a mismatch of existing skillsets to future needs, or the unavailability of contract resources may lead to operating challenges such as a lack of resources, loss of knowledge or a lengthy time period associated with skill development. Our costs, including costs for contractors to replace employees, productivity costs and safety costs, may rise. Failure to hire and adequately train replacement employees, including the transfer of significant internal historical knowledge and expertise to the new employees, or the future availability and cost of contract labor may adversely affect the ability to manage and operate our business. If we are unable to successfully attract and retain an appropriately qualified workforce, our results of operations could be negatively affected.

Climate change legislation and regulatory initiatives could result in increased operating costs and reduced demand for our services.

The United States Congress has from time to time considered adopting legislation to reduce emissions of green house gases (GHGs), and there has been a wide-ranging policy debate, both nationally and internationally, regarding the impact of these gases and possible means for their regulation. In addition, efforts have been made and continue to be made in the international community toward the adoption of international treaties or protocols that would address global climate change issues. Following a finding by the EPA that certain GHGs represent an endangerment to human health, the EPA adopted two sets of rules regulating GHG emissions under the Clean Air Act, one that requires a reduction in emissions of GHGs from motor vehicles and another that regulates emissions of GHGs from certain large stationary sources. In addition, the EPA expanded its existing GHG emissions reporting requirements to include upstream petroleum and natural gas systems that emit 25,000 metric tons or more of CO2 equivalent per year. These permitting and reporting requirements could lead to further regulation of GHGs by the EPA. Our electric transmission and distribution business, in contrast to some electric utilities, does not generate electricity and thus is not directly exposed to the risk of high capital costs and regulatory uncertainties that face electric utilities that burn fossil fuels to generate electricity. Nevertheless, our revenues could be adversely affected to the extent any resulting regulatory action has the effect of reducing consumption of electricity by ultimate consumers within our service territory. Likewise, incentives to conserve energy or use other energy sources could result in a decrease in demand for our services.

Climate changes could result in more frequent and more severe weather events which could adversely affect the results of operations of our business.

To the extent climate changes occur, our business may be adversely impacted, though we believe any such impacts are likely to occur very gradually and hence would be difficult to quantify with specificity. A possible climate change is more frequent and more severe weather events, such as hurricanes or tornadoes. Since our facilities are located along or near the Gulf Coast, increased or more severe hurricanes or tornadoes could increase our costs to repair damaged facilities and restore service to our customers. When we cannot deliver electricity to customers or our customers cannot receive our services, our financial results can be impacted by lost revenues, and we generally must seek approval from regulators to recover restoration costs. To the extent we are unable to recover those costs, or if higher rates resulting from our recovery of such costs result in reduced demand for our services, our future financial results may be adversely impacted.

Risks Related to the Mortgage Bonds

We cannot assure you that an active trading market will develop for the mortgage bonds.

The mortgage bonds will be a new series of securities for which currently there is no established trading market. We do not intend to apply for the listing of the mortgage bonds on any securities exchange or for quotation of the mortgage bonds on any dealer quotation system. We cannot assure you that a trading market will develop for the mortgage bonds. Even if a market for the mortgage bonds does develop, we cannot assure you that there will be liquidity in that market or that the mortgage bonds might not trade for less than their original value or face amount. The liquidity of any market for the mortgage bonds will depend on the number of holders of those mortgage bonds, the interest of securities dealers in making a market in the mortgage bonds and other factors. If a liquid market for the mortgage bonds does not develop, you may be unable to resell the mortgage bonds for a long period of time, if at all. This means you may not be able to readily convert your mortgage bonds into cash, and the mortgage bonds may not be accepted as collateral for a loan.

Even if a market for the mortgage bonds develops, trading prices could be higher or lower than the initial offering price. The price of the mortgage bonds will depend on many factors, including prevailing interest rates, our operating results and the market for similar securities. Declines in the market prices for debt securities generally may also materially and adversely affect the liquidity of the mortgage bonds, independent of our financial performance.

The indenture limits the ability of security holders to bring suit, waive defaults and amend the indenture.

The indenture provides that the consent of holders of certain minimum percentages of the aggregate principal amount of mortgage bonds and additional general mortgage bonds outstanding under the indenture is required to waive certain defaults, bring suit and, with exceptions, amend the indenture. Your consent to such actions will not be effective unless consents are received from the holders of the required minimum amount of such mortgage bonds and other general mortgage bonds. Further, even if you do not consent to such actions, those actions may still be taken if consented to by the holders of the required minimum amount of such mortgage bonds and other general mortgage bonds.

The indenture provides that the trustee or the holders of 33% or more in aggregate principal amount of mortgage bonds and additional general mortgage bonds outstanding under the indenture may declare the principal amount of the mortgage bonds and additional general mortgage bonds to be due and payable immediately, if an event of default shall occur and be continuing.

USE OF PROCEEDS

We expect the net proceeds from this offering to be approximately $             million after deducting the underwriting discount and estimated expenses of the offering payable by us. We intend to use the net proceeds from this offering for general limited liability company purposes, including the repayment of short-term notes payable to affiliated companies. As of March 11, 2014, we had approximately $254 million of outstanding short-term notes payable to affiliated companies bearing interest at a rate of 0.25%. Such notes can be repaid at any time and are payable upon demand.

CAPITALIZATION

The following table sets forth our short-term debt and capitalization as of December 31, 2013. No adjustments have been made for:

•	the issuance of the mortgage bonds in this offering or the use of proceeds therefrom, as discussed in “Use of Proceeds” above;

•	the application of proceeds from short-term notes payable to affiliated companies to the March 3, 2014 purchase of approximately $56 million principal amount of pollution control bonds issued on our behalf and the March 3, 2014 redemption of approximately $44 million principal amount of pollution control bonds issued on our behalf; or

•	any other changes in short-term debt after December 31, 2013.

This table should be read in conjunction with our consolidated financial statements and related notes thereto and “Management’s Narrative Analysis of Results of Operations” included in our 2013 Form 10-K.

	December 31, 2013
	Actual	%
	(In millions)
Short-Term Debt:
Current Portion of Transition and System Restoration Bonds	$354	6%
Notes Payable – Affiliated Companies	3	—

Total Short-Term Debt	357	6

Long-Term Debt:
First Mortgage Bonds	102	1
General Mortgage Bonds	1,312	21
Pollution Control Bonds Collateralized by General Mortgage Bonds	183	3
Transition and System Restoration Bonds	3,046	49
Other	(2)	—

Total Long-Term Debt	4,641	74

Total Debt	4,998	80 (1)
Member’s Equity	1,233	20

Total Capitalization and Short-Term Debt	$6,231	100%

(1)	Excluding transition and system restoration bonds for which a dedicated revenue stream exists, our total debt at December 31, 2013 was approximately 56% of our total capitalization and short-term debt.

DESCRIPTION OF THE GENERAL MORTGAGE BONDS

General

The mortgage bonds offered by this prospectus supplement will be issued as a new series of general mortgage bonds under the General Mortgage Indenture, dated as of October 10, 2002, between us and The Bank of New York Mellon Trust Company, National Association (successor to JPMorgan Chase Bank), as trustee (the trustee), as amended and supplemented (the indenture). The descriptions under this heading and the heading “The Indenture” are summaries of the material provisions of the mortgage bonds and the indenture. Such summaries do not purport to be complete and are qualified in their entirety by reference to the indenture and the mortgage bonds, forms of which have been or will be filed and incorporated by reference as exhibits to the registration statement of which this prospectus supplement and the accompanying prospectus form a part. We urge you to read the indenture because it, not this description, defines your rights as a holder of the mortgage bonds. References to article and section numbers in this prospectus supplement, unless otherwise indicated, are references to article and section numbers of the indenture.

As of the date of this prospectus supplement, general mortgage bonds have been issued and are outstanding in an aggregate principal amount equal to approximately $1.9 billion and additional general mortgage bonds may be issued under the indenture, without limitation as to aggregate principal amount, on the basis of property additions, retired bonds or cash deposited with the trustee. Please read “The Indenture — Issuance of Indenture Bonds.” The mortgage bonds, the previously issued general mortgage bonds and any additional general mortgage bonds issued under the indenture are collectively referred to as the “indenture bonds.”

The mortgage bonds will bear interest at the rate of         % per annum. Interest on the mortgage bonds is payable semi-annually in arrears on each April 1 and October 1, commencing October 1, 2014 (each such date, an interest payment date), to the persons in whose names they are registered at the close of business on the March 15 and September 15, respectively, immediately preceding the applicable interest payment date; provided, however, that interest payable at maturity (whether at stated maturity, upon redemption or otherwise) will be payable to the registered bondholder to whom principal is payable. The mortgage bonds will be issued only in denominations of $1,000 principal amount and integral multiples of $1,000 principal amount in excess thereof.

The mortgage bonds mature on April 1, 2044. The mortgage bonds are subject to optional redemption before their maturity as described below. The mortgage bonds are not entitled to the benefit of any sinking fund.

The mortgage bonds are initially issuable in book-entry form. Initially, Cede & Co., as nominee for The Depository Trust Company, or DTC, will be the registered owner of the mortgage bonds and references herein to the bondholders, holders, owners or registered owners of the mortgage bonds shall mean Cede & Co. and not the beneficial owners of the mortgage bonds. Beneficial owners of the mortgage bonds will not receive or have the right to receive bond certificates except as hereinafter provided. Please read “— Book-Entry Delivery and Settlement.”

Interest

Interest on the mortgage bonds will be payable on each interest payment date for each such mortgage bond for the period commencing on the next preceding interest payment date on which interest has been paid (or if no interest has been paid thereon, commencing on the date of issuance thereof) to, but not including, such interest payment date.

If any interest payment date or the date of maturity falls on a day that is not a business day, all payments to be made on such day shall be made on the next succeeding business day with the same force and effect as if made on the due date, and no additional interest shall be payable as a result of such delay in payment. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

Any interest payable on any interest payment date other than maturity and not so punctually paid or duly provided for will cease to be payable to the person in whose name the mortgage bond is registered at the close of business on the applicable regular record date and will instead be payable to the person in whose name the mortgage bond (or one or more predecessor mortgage bonds) is registered at the close of business on a special record date for the payment of such interest to be fixed by the trustee, notice of which will be given to the registered holder of the mortgage bond (or one or more predecessor mortgage bonds) not less than 10 days prior to such special record date. (Section 307)

Payment of Mortgage Bonds; Transfers; Exchanges

Interest, if any, on each mortgage bond payable on each interest payment date will be paid to the person in whose name such mortgage bond is registered (the registered holder of any indenture bond being hereinafter called a holder) as of the close of business on the regular record date relating to such interest payment date; provided, however, that interest payable at maturity will be paid to the person to whom principal is paid. However, if there has been a default in the payment of interest on any mortgage bond, such defaulted interest may be payable to the holder of such mortgage bond as of the close of business on a date selected by the trustee which is not more than 15 days or less than 10 days prior to the date proposed by us for payment of such defaulted interest and not less than 10 days after the receipt by the trustee of the notice of the proposed payment or in any other lawful manner not inconsistent with the requirements of any securities exchange on which such mortgage bond may be listed, if the trustee deems such manner of payment practicable. (Section 307)

The principal of and premium, if any, and interest on the mortgage bonds at maturity will be payable upon presentation of the mortgage bonds at the corporate trust office of The Bank of New York Mellon Trust Company, National Association in New York, New York as paying agent for us. We may change the place of payment on the mortgage bonds, may appoint one or more additional paying agents (including us) and may remove any paying agent, all at our discretion. (Section 602)

The transfer of mortgage bonds may be registered, and mortgage bonds may be exchanged for other mortgage bonds of the same series, of authorized denominations and of like tenor and aggregate principal amount, at the corporate trust office of The Bank of New York Mellon Trust Company, National Association in New York, New York, as bond registrar for the mortgage bonds. We may change the place for registration of transfer and exchange of the mortgage bonds, and may designate one or more additional places for such registration and exchange, all at our discretion. (Sections 602 and 305) No service charge will be made for any registration of transfer or exchange of the mortgage bonds; however, we may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration of transfer or exchange of mortgage bonds. We will not be required to execute or to provide for the registration of transfer of or the exchange of:

•	any mortgage bond during a period of 15 days prior to giving any notice of redemption; or

•	any mortgage bond selected for redemption, in whole or in part, except the unredeemed portion of any mortgage bond being redeemed in part. (Section 305).

All moneys paid by us to a paying agent or the trustee (or held by us in trust) for the payment of the principal of or any premium or interest on a mortgage bond which remain unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to us at our request, and the holder of such mortgage bond thereafter may, as an unsecured general creditor, look only to us for payment thereof, and all liability of the paying agent, the trustee and us (as trustee) with respect thereto shall thereupon cease. (Section 603)

Optional Redemption

The mortgage bonds may be redeemed in whole at any time or in part from time to time, at our option, on any date prior to October 1, 2043 at a redemption price equal to the greater of:

•	100% of the principal amount of the mortgage bonds then outstanding to be redeemed; or

•	the sum of the present values of the remaining scheduled payments of principal and interest on the mortgage bonds to be redeemed (not including any portion of such payments of interest accrued to the date of redemption) discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable treasury rate plus basis points;

plus, in each case, accrued and unpaid interest on the principal amount being redeemed to the redemption date.

At any time on or after October 1, 2043, we may redeem the mortgage bonds, in whole or in part, at our option, by paying 100% of the principal amount of mortgage bonds to be redeemed plus accrued and unpaid interest thereon, if any, to, but excluding, the redemption date.

“treasury rate” means, with respect to any redemption date:

•	the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15 (519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded U.S. Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the applicable comparable treasury issue (if no maturity is within three months before or after the remaining life (as defined below), yields for the two published maturities most closely corresponding to the applicable comparable treasury issue will be determined and the treasury rate will be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month); or

•	if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semiannual equivalent yield to maturity of the applicable comparable treasury issue, calculated by the independent investment banker using a price for the comparable treasury issue (expressed as a percentage of its principal amount) equal to the comparable treasury price for such redemption date.

The treasury rate will be calculated by the independent investment banker on the third business day preceding the date fixed for redemption.

“comparable treasury issue” means the U.S. Treasury security selected by an independent investment banker as having a maturity comparable to the remaining term (remaining life) of the mortgage bonds to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such mortgage bonds.

“comparable treasury price” means (a) the average of five reference treasury dealer quotations for such redemption date, after excluding the highest and lowest reference treasury dealer quotations, or (b) if the independent investment banker obtains fewer than four such reference treasury dealer quotations, the average of all such quotations.

“independent investment banker” means Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated or Wells Fargo Securities, LLC, as specified by us, or, if these firms are unwilling or unable to select the comparable treasury issue, an independent investment banking institution of national standing appointed by us.

“reference treasury dealer” means (a) Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated or Wells Fargo Securities, LLC, and their respective successors, provided, however, that if any of the foregoing shall cease to be a primary U.S. government securities dealer in the United States of America (a primary treasury dealer), we will substitute therefor another primary treasury dealer and (b) any other primary treasury dealer selected by us after consultation with the independent investment banker.

“reference treasury dealer quotations” means, with respect to each reference treasury dealer and any redemption date, the average, as determined by the independent investment banker, of the bid and asked prices for the applicable comparable treasury issue (expressed in each case as a percentage of its principal amount) quoted in writing to the independent investment banker at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

The trustee, at the written direction of the company, will send a notice of redemption to each holder of mortgage bonds to be redeemed by first-class mail (or in accordance with the procedures of The Depository Trust Company with respect to mortgage bonds registered in the name of Cede & Co.) at least 30 and not more than 60 days prior to the date fixed for redemption. Unless we default on payment of the redemption price, interest will cease to accrue on the mortgage bonds or portions thereof called for redemption on the date fixed for redemption. If fewer than all of the mortgage bonds are to be redeemed, the trustee will select, not more than 60 days prior to the redemption date, the particular mortgage bonds or portions thereof for redemption from the outstanding mortgage bonds not previously called by such method as the trustee deems fair and appropriate. In the case of a partial redemption of mortgage bonds registered in the name of Cede & Co, the mortgage bonds to be redeemed will be determined in accordance with the procedures of The Depository Trust Company.

Book-Entry Delivery and Settlement

We will issue the mortgage bonds in the form of one or more global securities in definitive, fully registered form. The global securities will be registered in the name of Cede & Co., as nominee of The Depository Trust Company, and will remain in the custody of the trustee.

Beneficial interests in the global securities will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may hold interests in the global securities through DTC either directly if they are participants in DTC or indirectly through organizations that are participants in DTC. DTC has advised us as follows:

•	DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under Section 17A of the Securities Exchange Act of 1934, as amended.

•	DTC holds securities that its participants deposit with DTC and facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates.

•	Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations.

•	DTC is a wholly-owned subsidiary of the Depository Trust & Clearing Corporation (“DTCC”). DTCC is owned by the users of its regulated subsidiaries.

•	Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly.

The rules applicable to DTC and its direct and indirect participants are on file with the SEC.

We have provided the description of the operations and procedures of DTC in this prospectus supplement solely as a matter of convenience. These operations and procedures are solely within the control of DTC and are subject to change by it from time to time. Neither we nor the underwriters or the trustee takes any responsibility for these operations or procedures, and you are urged to contact DTC or its participants directly to discuss these matters.

We expect that under procedures established by DTC:

•	upon deposit of the global securities with DTC or its custodian, DTC will credit on its internal system the accounts of direct participants designated by the underwriters with portions of the principal amounts of the global securities; and

•	ownership of the mortgage bonds will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC or its nominee, with respect to interests of direct participants, and the records of direct and indirect participants, with respect to interests of persons other than participants.

The laws of some jurisdictions may require that purchasers of securities take physical delivery of those securities in definitive form. Accordingly, the ability to transfer interests in the mortgage bonds represented by a global security to those persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in mortgage bonds represented by a global security to pledge or transfer those interests to persons or entities that do not participate in DTC’s system, or otherwise to take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

So long as DTC or its nominee is the registered owner of a global security, DTC or that nominee will be considered the sole owner or holder of the mortgage bonds represented by that global security for all purposes under the indenture and under the mortgage bonds. Except as provided below, owners of beneficial interests in a global security will not be entitled to have mortgage bonds represented by that global security registered in their names, will not receive or be entitled to receive physical delivery of certificated mortgage bonds and will not be considered the owners or holders thereof under the indenture or under the mortgage bonds for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee. Accordingly, each holder owning a beneficial interest in a global security must rely on the procedures of DTC and, if that holder is not a direct or indirect participant, on the procedures of the participant through which that holder owns its interest, to exercise any rights of a holder of mortgage bonds under the indenture or the global security.

Neither we nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of mortgage bonds by DTC, or for maintaining, supervising or reviewing any records of DTC relating to the mortgage bonds.

Payments on the mortgage bonds represented by the global securities will be made to DTC or its nominee, as the case may be, as the registered owner thereof. We expect that DTC or its nominee, upon receipt of any payment on the mortgage bonds represented by a global security, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the global security as shown in the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global security held through such participants will be governed by standing instructions and customary practice as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. The participants will be responsible for those payments.

Initial settlement for the mortgage bonds will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds. Although DTC has agreed to the foregoing procedures to facilitate transfers of the mortgage bonds among its participants, it is under no obligation to perform or continue to perform such procedures and such procedures may be changed or discontinued at any time.

Certificated Mortgage Bonds

Certificated mortgage bonds will be issued to each person that DTC identifies as the beneficial owner of the mortgage bonds represented by the global securities, upon surrender by DTC of the global securities, if (i) we notify the trustee in writing that DTC or any successor depositary (the “depositary”) is no longer willing or able to act as a depositary for the global securities or DTC ceases to be registered as a clearing agency under the Securities Exchange Act of 1934, as amended, and a successor depositary is not appointed within 90 days of such notice or cessation, (ii) we, at our option and subject to DTC procedures, notify the trustee in writing that we elect to cause the issuance of mortgage bonds in definitive form under the indenture or (iii) upon the occurrence of certain other events as provided pursuant to the indenture.

THE INDENTURE

Security

Except as otherwise contemplated below under this heading and subject to the exceptions specifically discussed under “— Release of Property” and “— Defeasance,” all outstanding indenture bonds will be secured, equally and ratably, by the lien of the indenture on substantially all properties owned by us (and not excepted or released from the lien thereof), and improvements, extensions and additions to, and renewals and replacements of, such properties (the mortgaged property). The lien of the indenture will be junior, subject and subordinate to the lien of our existing first mortgage indenture.

The term “first mortgage indenture” means the Mortgage and Deed of Trust, dated as of November 1, 1944, from our predecessor in interest, Houston Lighting & Power Company, to The Bank of New York Mellon Trust Company, National Association (successor to South Texas Commercial National Bank of Houston), as trustee, as heretofore and hereafter amended and supplemented and “first mortgage bonds” means the first mortgage bonds issued thereunder. As of December 31, 2013, there was approximately $102 million aggregate principal amount of first mortgage bonds outstanding.

The indenture provides that until the first mortgage collateralization date (as defined below), we will not issue any additional first mortgage bonds under the first mortgage indenture, except:

•	first mortgage bonds in place of, and in substitution for, or to refund, other first mortgage bonds, if (a) the aggregate principal amount of such new first mortgage bonds shall not exceed the aggregate principal amount of such other first mortgage bonds, and (b) the final stated maturity date of such new first mortgage bonds shall be a date not later than the final stated maturity date of such other first mortgage bonds;

•	as necessary to replace any mutilated, lost or destroyed first mortgage bonds or to effect exchanges and transfers of first mortgage bonds; and

•	at any time first mortgage bonds are issued pursuant to the first bullet point above, additional first mortgage bonds in an aggregate principal amount of up to $118 million for the purpose of satisfying the requirement under the indentures pursuant to which certain pollution control bonds were issued by various governmental authorities (which indentures provide that, if we issue first mortgage bonds in certain circumstances, we also are required to issue first mortgage bonds to secure such pollution control bonds on an equal and ratable basis). (Section 611)

At any time, in our discretion, we may issue and deliver to the trustee as security under the indenture, first mortgage bonds in an aggregate principal amount equal to the aggregate principal amount of indenture bonds then outstanding; provided that such first mortgage bonds (the first mortgage collateral bonds) shall:

•	have terms of payment equivalent to those of such indenture bonds;

•	provide that payments by us in respect of principal, premium, if any, or interest due under the indenture bonds will offset our equivalent payment obligations under the first mortgage collateral bonds; and

•	provide for the mandatory redemption of the first mortgage collateral bonds upon acceleration of the maturity of such indenture bonds unless acceleration is deemed to have been waived and the declaration and consequences of the acceleration are deemed to have been rescinded and annulled in accordance with the indenture. (Section 701)

The date on which such first mortgage collateral bonds are delivered to the trustee is referred to herein as the “first mortgage collateralization date.”

Lien of the Indenture

General. The indenture constitutes a lien on substantially all our real property and tangible personal property, other than property excepted from such lien and such property as may be released from such lien in accordance with the terms of the indenture, subject to no liens prior to the lien of the indenture other than the lien of the first mortgage indenture (so long as the first mortgage indenture remains in effect) and other liens permitted to exist.

Permitted Liens and Certain Other Liens Permitted to Exist. The indenture provides that after-acquired property (other than excepted property) will be subject to the lien of the indenture; provided, however, that in the case of our consolidation or merger into another entity or transfer of the mortgaged property as or substantially as an entirety, the indenture will not be required to be a lien upon any of the properties then owned or thereafter acquired by the successor entity except properties acquired from us in or as a result of such transaction, and improvements, extensions and additions to such properties and renewals, replacements and substitutions of or for any part or parts thereof and that in the case of a consolidation or merger with respect to which we are the surviving entity, the indenture will not be required to be a lien on any properties acquired by us in or as a result of such transaction or any improvements, extensions or additions to such properties or any renewals, replacements or substitutions of or for any part or parts thereof. (Article Thirteen) Please read “— Consolidation, Merger, Etc.” below. In addition, after-acquired property may be subject to liens existing or placed thereon at the time of acquisition thereof, including, but not limited to, purchase money liens.

Without the consent of the holders, we and the trustee may enter into supplemental indentures in order to subject to the lien of the indenture additional property (including property which would otherwise be excepted from such lien). (Section 1401) Such property would thereupon constitute property additions (so long as it would otherwise qualify as property additions as described below) and be available as a basis for the issuance of additional general mortgage bonds. Please read “— Issuance of Indenture Bonds.”

Excepted Property. There are excepted from the lien of the indenture, among other things:

•	cash, deposit accounts, shares of stock, interests in general or limited partnerships, securities not deposited with or held by the trustee;

•	contracts, leases and other agreements of all kinds;

•	contract rights, bills, notes and other instruments and chattel paper;

•	all revenues, income and earnings, all accounts, accounts receivable and unbilled revenues, and all rents, tolls, issues, product and profits, claims, credits, demands and judgments;

•	governmental and other licenses, permits, franchises, consents and allowances (except to the extent that any of the same constitute rights or interests relating to the occupancy or use of real property);

•	certain intellectual property rights, domain names and other general intangibles including, but not limited to, computer software;

•	vehicles, movable equipment, vessels and aircraft and supplies used in connection with the foregoing; and all personal property of such character that the perfection of a security interest therein or other lien thereon is not governed by the Uniform Commercial Code as in effect in the jurisdiction in which such property is located;

•	all goods, stock in trade, wares, merchandise and inventory held for sale or lease in the ordinary course of business;

•	all materials, supplies, inventory and other personal property consumable in the operation of the mortgaged property;

•	fuel;

•	portable tools and equipment;

•	furniture and furnishings;

•	computers and data processing, data storage, data transmission, telecommunications and certain other facilities and equipment used primarily for administrative or clerical purposes or not otherwise necessary for the operation or maintenance of facilities and equipment for the generation, transmission and distribution of electric energy and our other buildings and improvements;

•	coal, ore, gas, oil and other minerals and timber, and all rights and interests in any of the foregoing;

•	electric energy, gas (natural or artificial), steam, water and other products generated, produced, manufactured, purchased or otherwise acquired by us;

•	real property, gas wells, pipelines, and other facilities or property used or to be used for the production, gathering, transmission, storage or distribution of natural gas, crude oil or other hydrocarbons or minerals;

•	leasehold interests held by us as lessee;

•	facilities and equipment for the storage, transmission and distribution of water; and

•	other property excepted from or released from the lien of the first mortgage indenture prior to the date of the indenture. (See “Excepted Property” under “Granting Clauses” in the indenture and “Granting Clauses” in the first mortgage indenture.)

Permitted Liens. The lien of the indenture is subject to permitted liens and certain other liens permitted to exist. Under the indenture, permitted liens include the following, among other, liens:

•	liens for taxes, assessments and other governmental charges which are not delinquent or are being contested in good faith or which secure charges that do not exceed $5 million;

•	mechanics’, workmen’s and similar liens and certain other liens arising in the ordinary course of business for charges or requirements which are not delinquent or which are being contested in good faith and by appropriate proceedings;

•	liens in respect of judgments:

•	in an amount not exceeding the greater of $10 million and 3% of the sum of the then outstanding aggregate principal amount of indenture bonds and first mortgage bonds other than first mortgage collateral bonds then outstanding; or

•	with respect to which we shall in good faith be prosecuting an appeal and with respect to which we have secured a stay of execution pending such appeal or shall have the right to prosecute an appeal;

•	easements, leases or other rights of others in, and defects in title to, the mortgaged property which do not in the aggregate materially impair the use by us of the mortgaged property considered as a whole;

•	liens, defects, irregularities and limitations in title to real property subject to rights-of-way in our favor or used primarily for right-of-way purposes or property held by us under lease, easement, license or similar right; provided, however, that (i) we have obtained from the apparent owner of such property a sufficient right, by the terms of the instrument granting such right-of-way, lease, easement, license or similar right, to the use thereof for the purposes for which we acquired the same, (ii) we have power under eminent domain or similar statutes to remove such defects, irregularities or limitations or (iii) such defects, irregularities and limitations may be otherwise remedied without undue effort or expense; and defects, irregularities and limitations in title to flood lands, flooding rights and/or water rights;

•	liens securing indebtedness and other obligations of others upon real property existing at the date of the indenture or at the time of our acquisition of such property;

•	leases existing at the date of the indenture and subsequent leases for not more than 15 years or which do not materially impair our use of the property subject thereto;

•	liens of lessors or licensors for amounts due which are not delinquent or are being contested in good faith;

•	controls, restrictions or obligations imposed by governmental authorities upon the mortgaged property or the operation thereof;

•	rights of governmental authorities to purchase or designate a purchaser of the mortgaged property;

•	liens required by law or governmental regulation as a condition to the transaction of any business or the exercise of any privilege or license, or to enable us to maintain self-insurance or to participate in any funds established to cover insurance risks or in connection with workmen’s compensation, unemployment insurance, social security or any pension or welfare benefit plan or program;

•	liens to secure the performance of duties or public or statutory, bid or performance obligations or to secure, or serve in lieu of, surety, stay or appeal bonds;

•	rights of others to take minerals, timber, electric energy, gas, water, steam or other products produced by us or by others on our property;

•	rights and interests of persons other than us arising out of agreements to which we are a party relating to the common ownership or joint use of property, and liens on the interests of such persons in such property if and to the extent that the enforcement of such liens would not adversely affect our interests in such property;

•	restrictions on assignment and/or requirements of any assignee to qualify as a permitted assignee and/or public utility or public service company;

•	liens which have been bonded for the full amount in dispute or for the payment of which other security arrangements have been made;

•	easements, ground leases or rights-of-way on or across our property for the purpose of roads, pipelines, transmission or distribution lines, communication lines, railways and other similar purposes, provided that the same do not materially impair the use by us of such property or rights-of-way;

•	liens on our air or water pollution control, sewage or solid waste disposal or other similar facilities in connection with the issuance of pollution control revenue bonds, in connection with financing the cost of, or construction, acquisition, improvement, repair or maintenance of, such facilities;

•	the trustee’s lien specified below;

•	prepaid liens; and

•	the lien of the first mortgage indenture. (Granting Clauses and Section 101)

“Prepaid lien” means any lien securing indebtedness for the payment, prepayment or redemption of which there shall have been irrevocably deposited in trust with the trustee or other holder of such lien moneys and/or investment securities which (together with the interest reasonably expected to be earned from the investment and reinvestment in investment securities of the moneys and/or the principal of and interest on the investment securities so deposited) shall be sufficient for such purpose; provided, however, that if such indebtedness is to be redeemed or otherwise prepaid prior to the stated maturity thereof, any notice requisite to such redemption or prepayment shall have been given in accordance with the instrument creating such lien or irrevocable instructions to give such notice shall have been given to such trustee or other holder; and provided, further, that the first mortgage indenture shall not be deemed to be a prepaid lien unless it shall have been satisfied and discharged and all first mortgage bonds issued thereunder shall be deemed to have been paid, all in accordance with the provisions thereof. (Section 101)

Trustee’s Lien. The indenture provides that the trustee will have a lien, prior to the lien on behalf of the holders of indenture bonds, upon the mortgaged property for the payment of its reasonable compensation and expenses and for indemnity against certain liabilities. (Section 1107)

Issuance of Indenture Bonds

The aggregate principal amount of indenture bonds that may be authenticated and delivered under the indenture is unlimited. (Section 301). Additional general mortgage bonds of any series may be issued from time to time, provided that the first mortgage collateralization date has not occurred, on the basis of property additions, retired bonds (as such terms are defined below) and cash deposited with the trustee, and in an aggregate principal amount not exceeding:

•	70% of the cost (as defined below) or fair value (as defined below) (whichever is less) of property additions (as described below) that do not constitute funded property (as defined below) after certain deductions and additions, primarily including adjustments to offset property retirements;

•	the aggregate principal amount of retired bonds; and

•	an amount of cash deposited with the trustee. (Article Four)

As of December 31, 2013, the aggregate principal amount of additional general mortgage bonds and first mortgage bonds that could be issued was approximately $3.9 billion based on retired bonds and 70% of property additions. We have contractually agreed, subject to certain exceptions, that we will not issue additional first mortgage bonds.

In addition, any issuance of additional general mortgage bonds after March 31, 2003, other than any issuance on the basis of retired bonds having an applicable interest rate not less than the interest rate applicable to the additional general mortgage bonds to be issued, requires that we provide a net earnings certificate demonstrating that the adjusted net earnings (as defined below) for the specified 12 month period are not less than 200% of the annual interest requirements (as defined below) for the specified 12 month period.

“Adjusted net earnings” means the amount for a period of 12 consecutive calendar months within the 18 calendar months immediately preceding the first day of the month in which we intend to issue additional indenture bonds of:

•	our operating revenues for such period; minus

•	our operating expenses, excluding:

•	expenses for taxes on income or profits;

•	provisions for reserves for renewals, replacements, depreciation, depletion or retirement of property or provisions for amortization of property;

•	interest expense, including the amortization of debt discount, premium, expense or loss on reacquired debt, for any maintenance and replacement, improvement or sinking fund or other device for the retirement or amortization of any indebtedness;

•	non-recurring charges or expenses; and

•	provisions for any refund of our revenues previously collected or accrued; plus

•	our other income, net of related expenses (excluding expenses or provisions for any non-recurring charges).

“Annual interest requirements” means the interest requirements for one year, at the respective stated interest rates, if any, borne before maturity, upon:

•	all outstanding indenture bonds, except any for the payment or redemption of which indenture bonds applied for are to be issued;

•	all indenture bonds then applied for in pending applications for the original issuance of indenture bonds, including the application in connection with which the net earnings certificate is made;

•	all outstanding first mortgage bonds, except any for the payment or redemption of which the indenture bonds applied for are to be issued; and

•	the principal amount of all other indebtedness, except:

•	first mortgage collateral bonds;

•	our indebtedness, the repayment of which supports or is supported by other indebtedness included in annual interest requirements pursuant to one of the other clauses of this definition;

•	indebtedness for the payment of which the indenture bonds applied for are to be issued; and

•	indebtedness secured by a prepaid lien prior to the lien of the indenture upon property subject to the lien of the indenture;

outstanding on the date of such computation and secured by a lien on a parity with or prior to the lien of the indenture upon property subject to the lien of the indenture, if such indebtedness has been issued, assumed or guaranteed by us or if we customarily pay the interest upon the principal thereof or collections from our customers are applied to, or pledged as security for the payment of such interest;

provided, however, that if any such indebtedness bears interest at a variable rate, then the interest requirement on such indebtedness shall be determined by reference to the rate in effect on the day immediately preceding the date of such computation in the case of outstanding indebtedness and by reference to the rate in effect at issuance in the case of indebtedness to be issued; and provided, further, that any amounts collected by others to be applied to debt service on our indebtedness, and not otherwise treated on our books as revenue, shall be added to our operating revenues when determining adjusted net earnings.

“Cost” with respect to property additions generally means the sum of:

•	any cash paid in the acquisition of such property;

•	an amount equivalent to the fair market value in cash of any securities or other property paid in the acquisition of such property;

•	the principal amount of any obligations secured by prior lien (other than the lien of the first mortgage indenture) upon such property additions outstanding at the time of the acquisition thereof;

•	the principal amount of any other obligations incurred or assumed in connection with the payment for such property additions or for the acquisition thereof; and

•	any other amounts which, in accordance with generally accepted accounting principles, are properly charged or chargeable to our plant or other property accounts with respect to such property additions as part of the cost of construction or acquisition thereof, including, but not limited to any allowance for funds used during construction or any similar or analogous amount;

provided, however, that:

•	with respect to property additions owned by our successor immediately prior to the time it shall have become such successor or acquired by our successor in or as a result of an acquisition, consolidation or merger (excluding property additions owned by us), cost shall mean the amount or amounts at which such property additions are recorded in the plant or other property accounts of such successor, or the predecessor from which such property additions are acquired, as the case may be, immediately prior to such consolidation or merger;

•

with respect to property additions which shall have been acquired (otherwise than by construction) by us without any consideration consisting of cash, securities or other property or the incurring or assumption of indebtedness or other obligation, no determination of cost shall be required and, wherever provision is made for cost or fair value, cost with respect to such property additions shall mean an amount equal to the fair value to us thereof or, if greater, the aggregate amount reflected in our books of account with respect thereto upon the acquisition thereof; and

•	in no event shall the cost of property additions be required to reflect any depreciation or amortization in respect of such property additions, or any adjustment to the amount or amounts at which such property additions are recorded in plant or other property accounts due to the non-recoverability of investment or otherwise.

If any property additions include property which has been used or operated by third parties in a business similar to that in which it has been or is to be used or operated by us, the cost thereof need not be reduced by any amount in respect of any goodwill, going concern value rights and/or intangible property simultaneously acquired and in such case the term property additions as defined herein may include such goodwill, going concern value rights and intangible property.

“Fair value,” with respect to property, generally means the fair value of such property as may reasonably be determined by reference to:

•	the amount which would be likely to be obtained in an arm’s-length transaction with respect to such property between an informed and willing buyer and an informed and willing seller, under no compulsion, respectively, to buy or sell;

•	the amount of investment with respect to such property which, together with a reasonable return thereon, would be likely to be recovered through ordinary business operations or otherwise;

•	the cost, accumulated depreciation and replacement cost with respect to such property; and/or

•	any other relevant factors;

provided, however, that:

•	the fair value of property shall generally be determined without deduction for any liens on such property prior to the lien of the indenture; and

•	the fair value of property additions shall not reflect any reduction relating to the fact that such property additions may be of less value to a person which is not the owner or operator of the mortgaged property or any portion thereof than to the owner or operator.

Fair value may be determined, in the discretion of the expert certifying the same, without physical inspection, by the use of accounting and/or engineering records and/or other data maintained by us or otherwise available to such expert.

“Funded property” generally includes property additions which have been designated funded property in an expert’s certificate, made the basis of the authentication and delivery of indenture bonds, made the basis for the release of mortgaged property, made the basis for the withdrawal of cash, substituted for retired funded property or used for other specified purposes under the indenture. (See Section 102)

“Property additions” generally include any property which is owned by us and is subject to the lien of the indenture except (with certain exceptions) goodwill, going concern value rights or intangible property, or any property the cost of acquisition or construction of which is properly chargeable to one of our operating expense accounts. (See Section 103)

“Retired bonds” means, generally:

•	indenture bonds which are no longer outstanding under the indenture, which have not been retired by the application of funded cash and which have not been used as the basis for the authentication and delivery of indenture bonds, the release of property or the withdrawal of cash; and

•	certain first mortgage bonds issued under the first mortgage indenture which could be used as a basis for the authentication and delivery of additional first mortgage bonds under the first mortgage indenture and have been retired after the initial issuance of indenture bonds under the indenture;

provided, however, that no first mortgage bond may be used as the basis for the authentication and delivery of both additional indenture bonds and additional first mortgage bonds. (See Section 101).

Outstanding General Mortgage Bonds and Basis for the Issuance of the Mortgage Bonds

As of December 31, 2013, we have outstanding approximately $1.9 billion aggregate principal amount of general mortgage bonds, including:

•	approximately $408 million aggregate principal amount of general mortgage bonds issued to trustees under the indentures pursuant to which certain pollution control bonds were issued by various governmental authorities. These general mortgage bonds secure the obligation of CenterPoint Energy under various installment payment and bond amortization agreements to pay installments of principal and interest that support the related pollution control bonds, approximately $290 million of which are owned by CenterPoint Energy but may be remarketed and sold;

•	approximately $183 million aggregate principal amount of general mortgage bonds issued to secure pollution control bonds for which we are obligated; and

•	approximately $1.3 billion aggregate principal amount of general mortgage bonds issued directly to the public.

The mortgage bonds will be established in the Twenty-Third Supplemental Indenture between us and the trustee and will be issued on the basis of retired bonds.

Release of Property

Unless an event of default (as defined below) has occurred and is continuing, we may obtain the release from the lien of the indenture of any funded property upon delivery to the trustee of certain certificates and an amount in cash equal to the amount, if any, by which 70% of the cost of the property to be released (or, if less at that time, the fair value of such property at the time it became funded property) exceeds the aggregate of:

•	an amount equal to 70% of the aggregate principal amount of obligations secured by purchase money liens delivered to the trustee, subject to certain limitations described below;

•	an amount equal to 70% of the cost or fair value (whichever is less) of certified property additions not constituting funded property after certain deductions and additions, primarily including adjustments to offset property retirements (except that such adjustments need not be made if such property additions were acquired or made within the 90-day period preceding the release);

•	the aggregate principal amount of additional general mortgage bonds we would be entitled to issue on the basis of retired bonds (with such entitlement being waived by operation of such release);

•	any amount of cash and/or an amount equal to 70% of the aggregate principal amount of obligations secured by purchase money liens upon the property released delivered to the trustee or other holder of a lien prior to the lien of the indenture, subject to certain limitations described below;

•	on or after the first mortgage collateralization date, the aggregate principal amount of first mortgage bonds delivered to the trustee to be held as first mortgage collateral bonds;

•	the aggregate principal amount of outstanding indenture bonds delivered to the trustee (with such indenture bonds to be canceled by the trustee); and

•	any taxes and expenses incidental to any sale, exchange, dedication or other disposition of the property to be released. (Section 803)

As used in the indenture, the term “purchase money lien” means, generally, a lien on the property being acquired, disposed of by us or being released from the lien of the indenture, which is taken or retained by the transferor of such property to secure all or part of the purchase price thereof or granted to one or more other persons (other than the transferor) who by making advances or incurring an obligation, give value to enable the grantor of the lien to acquire rights in such property, or granted to another person in connection with the release of property from the lien of the indenture on the basis of a deposit with the trustee or other holder of a lien prior to the lien of the indenture of obligations secured by such lien on such property, or held by a trustee or agent for the benefit of any such persons, and may include liens which cover property in addition to the property being released and/or which secure indebtedness in addition to indebtedness to the transferor of such property or which otherwise constitutes a purchase money lien under applicable law. (Section 101) Generally, the principal amount of obligations secured by purchase money liens used as the basis for the release of property may not exceed 75% of the fair value of such property unless no additional obligations are outstanding, or are permitted to be issued, under such purchase money lien. (Section 803)

Property that is not funded property may generally be released from the lien of the indenture without depositing any cash or property with the trustee as long as:

•	the aggregate amount of cost or fair value (whichever is less) of all property additions which do not constitute funded property (excluding the property to be released) after certain deductions and additions, primarily including adjustments to offset property retirements, is not less than zero; or

•	the cost or fair value (whichever is less) of property to be released does not exceed the aggregate amount of the cost or fair value (whichever is less) of property additions acquired, made or constructed within the 90-day period preceding the request of such release. (Section 804)

The indenture provides simplified procedures for the release of minor properties and property taken by eminent domain, and provides for dispositions of certain obsolete property and grants or surrender of certain rights without any release or consent by the trustee. (Sections 802, 805, 807 and 808)

If we retain any interest in any property released from the lien of the indenture, the indenture will not become a lien on such property or such interest therein or any improvements, extensions or additions to such property or renewals, replacements or substitutions of or for such property or any part or parts thereof unless we execute a supplemental indenture containing a grant, conveyance, transfer and mortgage thereof. (Section 809)

Withdrawal of Cash

Unless an event of default has occurred and is continuing and subject to certain limitations, cash held by the trustee may, generally:

•	be withdrawn by us:

•	to the extent of an amount equal to 70% of the cost or fair value to us (whichever is less) of property additions not constituting funded property, after certain deductions and additions, primarily including adjustments to offset retirements (except that such adjustments need not be made if such property additions were acquired or made within the 90-day period preceding the withdrawal);

•	in an amount equal to the aggregate principal amount of additional general mortgage bonds that we would be entitled to issue on the basis of retired bonds (with the entitlement to such issuance being waived by operation of such withdrawal);

•	on or after the first mortgage collateralization date, in an amount equal to the aggregate principal amount of first mortgage bonds delivered to the trustee to be held as first mortgage collateral bonds;

•	in an amount equal to the aggregate principal amount of outstanding indenture bonds delivered to the trustee; or

•	upon our request, be applied to the purchase of indenture bonds or the payment (or provision therefor) at stated maturity of any indenture bonds or the redemption (or provision therefor) of any indenture bonds which are redeemable. (Section 806)

Consolidation, Merger, Etc.

We may not consolidate with or merge into any other entity or convey, transfer or lease, subject to the lien of this indenture, the mortgaged property as or substantially as an entirety to any entity unless:

•	the entity formed by such consolidation or into which we are merged or the entity which acquires by conveyance or transfer, or which leases, the mortgaged property as or substantially as an entirety is an entity organized and existing under the laws of the United States, or any State or Territory thereof or the District of Columbia; and

•	such entity executes and delivers to the trustee a supplemental indenture that:

•	in the case of a consolidation, merger, conveyance or other transfer, or in the case of a lease if the term thereof extends beyond the last stated maturity of the indenture bonds then outstanding, contains an express assumption by such entity of the due and punctual payment of the principal of and premium, if any, and interest, if any, on the indenture bonds and the performance of all of our covenants and conditions under the indenture; and

•	in the case of a consolidation, merger, conveyance or other transfer, contains a grant, conveyance, transfer and mortgage by such entity:

•	confirming the lien of the indenture on the mortgaged property; and

•	subjecting to such lien all property thereafter acquired by such entity that shall constitute an improvement, extension or addition to the mortgaged property or renewal, replacement or substitution of or for any part thereof and, at the election of such entity, subjecting to the lien of the indenture such other property then owned or thereafter acquired by such entity as such entity shall specify; and

•	in the case of a lease, such lease is made expressly subject to termination by us or by the trustee at any time during the continuance of an event of default; and

•	immediately after giving effect to such transaction, no event of default and no event which, with notice or lapse of time or both, would become an event of default shall have occurred and be continuing. (Section 1301)

In the case of the conveyance or other transfer of the mortgaged property as or substantially as an entirety to any other entity, upon the satisfaction of all the conditions described above, we would be released and discharged from all obligations under the indenture and on the indenture bonds then outstanding unless we elect to waive such release and discharge. (Section 1304) For purposes of this section, “entity” means an individual, corporation, limited liability company, company, association, joint stock company, partnership, limited liability partnership, joint venture, trust, unincorporated organization or governmental authority.

Modification of Indenture

Modifications without Consent. Without the consent of any holders, we and the trustee may enter into one or more supplemental indentures for any of the following purposes, among others:

•	to evidence the succession of another entity to us and the assumption by any such successor of our covenants and agreements in the indenture and in the indenture bonds; or

•

to add one or more covenants or other provisions for the benefit of all holders or for the benefit of the holders of, or to remain in effect only so long as there shall be outstanding, indenture bonds of one or more specified series (for the purposes of this subsection, “series” includes tranches thereof), or to surrender any right or power conferred upon us by the indenture; or

•	to correct or amplify the description of any property at any time subject to the lien of the indenture; or better to assure, convey and confirm to the trustee any property subject or required to be subjected to the lien of the indenture; or to subject to the lien of the indenture additional property (including property of others); to specify any additional permitted liens with respect to such additional property and to modify the provisions in the indenture for dispositions of certain types of property without release in order to specify any additional items with respect to such additional property; or

•	to establish the form or terms of additional general mortgage bonds of any series as permitted by the indenture; or

•	to evidence and provide for the acceptance of appointment by a successor trustee or by a co-trustee; or

•	to provide for the procedures required to permit the utilization of a non-certificated system of registration for all, or any series of, the indenture bonds; or

•	to change any place or places where:

•	the principal of and premium, if any, and interest, if any, on all or any series of indenture bonds will be payable;

•	all or any series of indenture bonds may be surrendered for registration of transfer;

•	all or any series of indenture bonds may be surrendered for exchange; and

•	notices and demands to or upon us in respect of all or any series of indenture bonds and the indenture may be served; or

•	to provide for the authentication and delivery of bearer bonds and coupons appertaining thereto representing interest, if any, thereon and for the procedures for the registration, exchange and replacement thereof and for the giving of notice to, and the solicitation of the vote or consent of, the holders thereof, and for any and all other matters incidental thereto; or

•	to comply with the rules of any securities exchange on which any series of indenture bonds may be listed; or

•	to modify the indenture to comply with the Trust Indenture Act of 1939, as amended (the Trust Indenture Act) or any similar federal statute, and to add such provisions as may be expressly permitted by such act, subject to certain exceptions; or

•	to cure any ambiguity, to correct or supplement any provision therein which may be defective or inconsistent with any other provision therein, or to make any other additions to, deletions from or other changes to the provisions thereof; provided that such additions, deletions and/or other changes do not adversely affect the interests of the holders of indenture bonds of any series in any material respect. (Section 1401)

Without limiting the generality of the foregoing, if the Trust Indenture Act is amended after the date of the indenture in such a way as to require changes to the indenture or the incorporation therein of additional provisions, the indenture will be deemed to have been amended so as to conform to such amendment or to effect such changes or elimination, and we and the trustee may, without the consent of any holders, enter into one or more supplemental indentures to evidence or effect such amendment. (Section 1401)

Modifications Requiring Consent. Except as provided above, the consent of the holders of not less than a majority in aggregate principal amount of the indenture bonds of all series then outstanding, considered as one class, is required for the purpose of adding any provisions to, or changing in any manner, or eliminating any of the provisions of, the indenture pursuant to one or more supplemental indentures; provided, however, that if less than all of the series of indenture bonds outstanding are directly affected by a proposed supplemental indenture, then the consent only of the holders of a majority in aggregate principal amount of outstanding indenture bonds of all series so directly affected, considered as one class, will be required; and provided, further, that if the indenture bonds of any series have been issued in more than one tranche and if the proposed supplemental indenture directly affects the rights of the holders of one or more, but less than all such tranches, then the consent only of the holders of a majority in aggregate principal amount of the outstanding indenture bonds of all such tranches so directly affected, considered as one class, will be required; and provided, further, that no such amendment or modification may:

•	change the stated maturity of the principal of, or any installment of principal of or interest on, any indenture bond, or reduce the principal amount thereof or the rate of interest thereon (or the amount of any installment of interest thereon) or change the method of calculating such rate or any premium payable upon the redemption thereof, or reduce the amount of the principal of any discount bond or other indenture bond that would be due and payable upon a declaration of acceleration of maturity or change the coin or currency in which any indenture bond or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the stated maturity of any indenture bond (or, in the case of redemption, on or after the redemption date) without, in any such case, the consent of the holder of such indenture bond;

•	permit the creation of any lien (not otherwise permitted by the indenture) ranking prior to the lien of the indenture with respect to all or substantially all of the mortgaged property or terminate the lien of the indenture on all or substantially all of the mortgaged property or deprive the holders of the benefit of the lien of the indenture, without, in any such case, the consent of the holders of all indenture bonds then outstanding;

•	reduce the percentage in principal amount of the outstanding indenture bonds of any series, or tranche thereof, the consent of the holders of which is required for any such supplemental indenture, or the consent of the holders of which is required for any waiver of compliance with any provision of the indenture or of any default thereunder and its consequences, or reduce the requirements for quorum or voting, without, in any such case, the consent of the holder of each outstanding indenture bond of such series; or

•	modify any of the provisions (with certain exceptions) of the indenture relating to supplemental indentures, waivers of certain covenants and waivers of past defaults with respect to the indenture bonds without the consent of the holder of each outstanding indenture bond affected thereby.

A supplemental indenture that changes or eliminates any covenant or other provision of the indenture that has expressly been included solely for the benefit of the holders of, or that is to remain in effect only so long as there shall be outstanding, indenture bonds of one or more specified series or modifies the rights of the holders of indenture bonds of such series with respect to such covenant or other provision, will be deemed not to affect the rights under the indenture of the holders of the indenture bonds of any other series. (Section 1402)

Waiver

The holders of at least a majority in aggregate principal amount of all indenture bonds may waive our obligations to comply with certain covenants, including the covenants to maintain our corporate or other legal existence and properties, pay taxes and discharge liens and maintain certain insurance and our covenant with respect to merger, consolidation or the transfer or lease of the mortgaged property as or substantially as an entirety, described above, provided that such waiver occurs before the time such compliance is required. The holders of at least a majority of the aggregate principal amount of outstanding indenture bonds of all affected series or tranches, considered as one class, may waive, before the time for such compliance, compliance with any covenant specified with respect to indenture bonds of such series or tranches thereof. (Section 609) The holders of at least a majority in aggregate principal amount of all indenture bonds outstanding may waive past defaults, not including defaults in the payment of principal, premium or interest or defaults with respect to provisions that cannot be modified without the consent of each holder affected thereby, under the indenture. (Section 1017)

Events of Default

Each of the following events constitutes an event of default under the indenture:

•	failure to pay interest on any indenture bond within 30 days after the same becomes due and payable;

•	failure to pay principal of or premium, if any, on any indenture bond when it becomes due and payable;

•	failure to perform or breach of any of our covenants or warranties in the indenture (other than a covenant or warranty a default in the performance of which or breach of which is dealt with elsewhere under this paragraph) for a period of 90 days after there has been given to us by the trustee, or to us and the trustee by the holders of at least 33% in principal amount of outstanding indenture bonds, a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “notice of default,” unless the trustee, or the trustee and the holders of a principal amount of indenture bonds not less than the principal amount of indenture bonds the holders of which gave such notice, as the case may be, agree in writing to an extension of such period prior to its expiration; provided, however, that the trustee, or the trustee and such holders, as the case may be, will be deemed to have agreed to an extension of such period if corrective action has been initiated by us within such period and is being diligently pursued;

•	certain events relating to reorganization, bankruptcy and insolvency of us or appointment of a receiver, trustee or other similar official for our property; and

•	the occurrence of any default or any other event under the first mortgage indenture, and the expiration of the applicable grace period, if any, specified in the first mortgage indenture, if the effect of such default or other event is to accelerate, or to permit the acceleration of, the maturity of any amount due under the first mortgage indenture; provided, however, that the waiver or cure of such event of default under the first mortgage indenture shall constitute a cure of such default. (Section 1001)

Remedies

Acceleration of Maturity. If an event of default occurs and is continuing, then the trustee or the holders of not less than 33% in principal amount of indenture bonds then outstanding may declare the principal amount (or if the indenture bonds are discount bonds, such portion of the principal amount as may be provided for such discount bonds pursuant to the terms of the indenture) of all of the indenture bonds then outstanding, together with premium, if any, and accrued interest, if any, thereon to be immediately due and payable. At any time after such declaration of acceleration of the indenture bonds then outstanding, but before the sale of any of the mortgaged property and before a judgment or decree for payment of money shall have been obtained by the trustee as provided in the indenture, the event or events of default giving rise to such declaration of acceleration will, without further act, be deemed to have been waived, and such declaration and its consequences will, without further act, be deemed to have been rescinded and annulled, if:

•	we have paid or deposited with the trustee a sum sufficient to pay:

•	all overdue interest, if any, on all indenture bonds then outstanding;

•	the principal of and premium, if any, on any indenture bonds then outstanding which have become due otherwise than by such declaration of acceleration and interest thereon at the rate prescribed therefor in such indenture bonds; and

•	all amounts due to the trustee as compensation and reimbursement as provided in the indenture; and

•	any other event or events of default, other than the non-payment of the principal of indenture bonds that shall have become due solely by such declaration of acceleration, shall have been cured or waived as provided in the indenture. (Section 1002)

Possession of Mortgaged Property

Under certain circumstances and to the extent permitted by law, if an event of default occurs and is continuing, the trustee has the power to take possession of, and to hold, operate and manage, the mortgaged property, or with or without entry, sell the mortgaged property. If the mortgaged property is sold, whether by the trustee or pursuant to judicial proceedings, the principal of the outstanding indenture bonds (or if the indenture bonds are discount bonds, such portion of the principal amount as may be provided for such discount bonds pursuant to the terms of the indenture), if not previously due, will become immediately due and payable, together with premium, if any, and any accrued interest. (Sections 1003, 1004 and 1005)

Right to Direct Proceedings

If an event of default occurs and is continuing, the holders of a majority in principal amount of the indenture bonds then outstanding will have the right to direct the time, method and place of conducting any proceedings for any remedy available to the trustee or exercising any trust or power conferred on the trustee, provided that such direction does not conflict with any rule of law or with the indenture, and the trustee may take any other action deemed proper by it which is not inconsistent with such direction and the trustee may decline to follow such direction if it shall determine in good faith that the proceeding would involve it in personal liability. (Section 1016)

Limitation On Right to Institute Proceedings

No holder of any indenture bond will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture or for the appointment of a receiver or for any other remedy thereunder unless:

•	such holder has previously given to the trustee written notice of a continuing event of default;

•	the holders of not less than a majority in aggregate principal amount of the indenture bonds then outstanding have made written request to the trustee to institute proceedings in respect of such event of default and have offered the trustee reasonable indemnity against costs and liabilities to be incurred in complying with such request; and

•	for sixty days after receipt of such notice, the trustee has failed to institute any such proceeding and no direction inconsistent with such request has been given to the trustee during such sixty-day period by the holders of a majority in aggregate principal amount of indenture bonds then outstanding.

Furthermore, no holder will be entitled to institute any such action if and to the extent that such action would disturb or prejudice the rights of other holders. (Section 1011)

No Impairment of Right to Receive Payment

Notwithstanding that the right of a holder to institute a proceeding with respect to the indenture is subject to certain conditions precedent, each holder of an indenture bond has the absolute and unconditional right to receive payment of the principal of and premium, if any, and interest, if any, on such indenture bond when due and to institute suit for the enforcement of any such payment, and such rights may not be impaired without the consent of such holder. (Section 1012)

Notice of Default

The trustee is required to give the holders notice of any default under the indenture to the extent required by the Trust Indenture Act, unless such default shall have been cured or waived, except that no such notice to holders of a default of the character described in the third bullet point under “Events of Default” may be given until at least 75 days after the occurrence thereof. (Section 1102) The Trust Indenture Act currently permits the trustee to withhold notices of default (except for certain payment defaults) if the trustee in good faith determines the withholding of such notice to be in the interests of the holders.

Indemnification of Trustee

As a condition precedent to certain actions by the trustee in the enforcement of the lien of the indenture and institution of action on the indenture bonds, the trustee may require adequate indemnity against costs, expenses and liabilities to be incurred in connection therewith. (Sections 1011, 1101 and 1103)

Remedies Limited By State Law

The laws of any jurisdiction where the mortgaged property is located may limit or deny the ability of the trustee or bondholders to enforce certain rights and remedies provided in the indenture in accordance with their terms.

Defeasance

Any indenture bonds, or any portion of the principal amount thereof, will be deemed to have been paid for all purposes of the indenture, and the entirety of our indebtedness in respect thereof will be deemed to have been satisfied and discharged, if there has been irrevocably deposited with the trustee or any paying agent (other than us), in trust:

•	money (including funded cash not otherwise applied pursuant to the indenture) in an amount which will be sufficient;

•	in the case of a deposit made prior to the date on which principal is due, eligible obligations (as described below), which do not contain provisions permitting the redemption or other prepayment thereof at the option of the issuer thereof, the principal of and the interest on which when due, without any regard to reinvestment thereof, will provide monies which, together with the money, if any, deposited with or held by the trustee or such paying agent, will be sufficient; or

•	a combination of options in the preceding bullet points which will be sufficient;

to pay when due the principal of and premium, if any, and interest, if any, due and to become due on such indenture bonds or portions thereof. (Section 901) For this purpose, eligible obligations include direct obligations of, or obligations unconditionally guaranteed by, the United States of America, entitled to the benefit of the full faith and credit thereof, and certificates, depository receipts or other instruments that evidence a direct ownership interest in such obligations or in any specific interest or principal payments due in respect thereof.

Notwithstanding the foregoing, no indenture bond shall be deemed to have been paid as aforesaid unless we shall have delivered to the trustee either:

•	an opinion of counsel in the United States reasonably acceptable to the trustee confirming that (i) we have received from, or there has been published by, the Internal Revenue Service a ruling or (ii) since the date of the indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders of the outstanding indenture bonds will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred; or

•

an instrument wherein we, notwithstanding the satisfaction and discharge of our indebtedness in respect of indenture bonds, shall assume the obligation (which shall be absolute and unconditional) to irrevocably deposit with the trustee such additional sums of money, if any, or additional government obligations, if any, or any combination thereof, at such time or times, as shall be necessary, together with the money and/or government obligations theretofore so deposited, to pay when due the principal of and premium, if any, and interest due and to become due on such indenture bonds or portions thereof; provided, however, that such instrument may state that our obligation to make additional deposits as aforesaid shall be subject to the delivery to us by the trustee of (i) a notice asserting the deficiency accompanied by an opinion of an independent public accountant of nationally recognized standing showing the calculation thereof and (ii) an opinion of tax counsel in the United States reasonably acceptable to the trustee to the effect that the holders of the outstanding indenture bonds will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred.

Duties of the Trustee; Resignation; Removal

The trustee will have, and will be subject to, all the duties and responsibilities specified with respect to an indenture trustee under the Trust Indenture Act. Subject to such provisions, the trustee will be under no obligation to exercise any of the powers vested in it by the indenture at the request of any holder of indenture bonds, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred thereby. (Section 1103) The trustee will not be required to expend or risk its own funds or otherwise incur financial liability in the performance of its duties if the trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it. (Section 1101)

The trustee may resign at any time by giving written notice thereof to us or may be removed at any time by the holders of a majority in principal amount of indenture bonds then outstanding delivered to the trustee and us. No resignation or removal of the trustee and no appointment of a successor trustee will become effective until the acceptance of appointment by a successor trustee in accordance with the requirements of the indenture. So long as no event of default or event which, after notice or lapse of time, or both, would become an event of default has occurred and is continuing, if we have delivered to the trustee a resolution of our board of directors appointing a successor trustee and such successor has accepted such appointment in accordance with the terms of the indenture, the trustee will be deemed to have resigned and the successor will be deemed to have been appointed as trustee in accordance with the indenture. (Section 1110)

Evidence to Be Furnished to the Trustee

Compliance with indenture provisions is evidenced by written statements of our officers or persons selected or paid by us. In certain cases, opinions of counsel and certification of an engineer, accountant, appraiser or other expert (who in some cases must be independent) must be furnished. In addition, the indenture requires that we give the trustee, not less often than annually, a brief statement as to our compliance with the conditions and covenants under the indenture.

Governing Law

New York law governs the indenture and the mortgage bonds, except to the extent that the law of any jurisdiction where any portion of the mortgaged property is located will govern the creation, perfection, priority or enforcement of the lien of the indenture, or the exercise of remedies with respect to such portions of the mortgaged property. (Section 115)

The Trustee

The Bank of New York Mellon Trust Company, National Association is the trustee under the indenture and will be the principal paying agent and registrar for the mortgage bonds. As of December 31, 2013, the trustee served as trustee for approximately $2.2 billion aggregate principal amount of our debt securities and pollution control bonds issued on our behalf. In addition, the trustee serves as trustee for debt securities of our parent company, CenterPoint Energy, and some of its subsidiaries, aggregating approximately $4.7 billion as of December 31, 2013. CenterPoint Energy maintains brokerage relationships with the trustee and its affiliates, each of whom may maintain other relationships with CenterPoint Energy or its affiliates in the ordinary course of business in the future.

THE FIRST MORTGAGE INDENTURE

General

The descriptions under this heading are summaries of certain provisions of the first mortgage indenture. Such summaries do not purport to be complete and are qualified in their entirety by reference to the first mortgage indenture, a copy of which has been incorporated by reference as an exhibit to the registration statement of which this prospectus supplement and the accompanying prospectus form a part. We urge you to read the first mortgage indenture because it, not this description, defines the rights of the holders of first mortgage bonds.

Security

The first mortgage indenture constitutes a first mortgage lien on all of our present properties (except as stated below), subject to excepted encumbrances. There are excepted from the lien of the first mortgage indenture all of the following: cash and securities; equipment, materials or supplies acquired for consumption in the operation of our properties or for resale in the ordinary course of our business; timber, minerals, mineral rights and royalties; and accounts receivable, contracts, leases and operating agreements.

The first mortgage indenture contains provisions for subjecting certain after-acquired property to the lien thereof, subject to any preexisting liens and to certain limitations in the case of our consolidation or merger or the sale of substantially all of our assets.

The first mortgage indenture provides that the trustee thereunder will have a lien upon the mortgaged property, prior to the first mortgage bonds, for the payment of its reasonable compensation and expenses for indemnity against certain liabilities.

As of December 31, 2013, the aggregate principal amount of first mortgage bonds outstanding under the first mortgage indenture was approximately $102 million.

Events of Default

Each of the following events constitutes an event of default under the first mortgage indenture:

•	failure to pay principal when due;

•	failure to pay any interest installment, continued for 60 days;

•	failure to pay any installment of any fund established under the first mortgage indenture for the purchase or redemption of any first mortgage bonds, continued for 60 days;

•	failure to perform any covenant of the company, continued for 90 days after written notice; and

•	certain events in bankruptcy, reorganization or insolvency.

UNDERWRITING

Subject to the terms and conditions set forth in an underwriting agreement between us and the underwriters named below for the mortgage bonds, for whom Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Securities, LLC are acting as representatives, we have agreed to sell to each of the underwriters, and each of the underwriters has severally agreed to purchase from us, the principal amount of mortgage bonds set forth opposite its name below.

Underwriter	Mortgage Bonds
Credit Suisse Securities (USA) LLC	$
Deutsche Bank Securities Inc.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Wells Fargo Securities, LLC

Total	$

The underwriters are offering the mortgage bonds, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by counsel, including the validity of the mortgage bonds, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

The underwriters have advised us that they propose to initially offer the mortgage bonds to the public at the offering price appearing on the cover page of this prospectus supplement and may also offer the mortgage bonds to dealers at a price that represents a concession not in excess of             % of the principal amount of the mortgage bonds. Any underwriter may allow, and any of these dealers may re-allow, a concession not in excess of             % of the principal amount of the mortgage bonds. After the initial offering of the mortgage bonds, the underwriters may from time to time vary the offering pricing and other selling terms.

The obligations of the underwriters, including their agreement to purchase the mortgage bonds from us, are several and not joint. The underwriting agreement provides that the obligations of the underwriters are subject to certain conditions and that the underwriters will be obligated to purchase all of the mortgage bonds if any are purchased. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of the non-defaulting underwriters under the agreement may be increased or the offering of mortgage bonds may be terminated.

The underwriters have advised us that they propose to initially offer the mortgage bonds to the public at the offering price appearing on the cover page of this prospectus supplement. After the initial offering of the mortgage bonds, the underwriters may from time to time vary the offering price and other selling terms.

The mortgage bonds will be a new series of securities for which currently there is no established trading market. We do not intend to apply for listing of the mortgage bonds on any national securities exchange. The underwriters have advised us that they intend to make a market in the mortgage bonds after the offering, although they are under no obligation to do so. The underwriters may discontinue any market-making activities at any time without any notice. We can give no assurance as to the liquidity of the trading market for the mortgage bonds or that a public trading market for the mortgage bonds will develop.

In connection with the offering of the mortgage bonds, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the mortgage bonds. Specifically, the underwriters may overallot in connection with the offering of the mortgage bonds, creating a syndicate short position. In addition, the underwriters may bid for, and purchase, the mortgage bonds in the open market to cover short positions or to stabilize the price of the mortgage bonds. Finally, the underwriters may reclaim selling concessions allowed for distributing the mortgage bonds in the offering, if the underwriters repurchase previously distributed mortgage bonds in transactions to cover short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market prices of the mortgage bonds above independent market levels. The underwriters are not required to engage in any of these activities, and may end any of them at any time without notice.

We estimate that our share of the total expenses of the offering, excluding underwriting discounts will be approximately $1.2 million.

We have agreed to indemnify the underwriters against, or contribute to payments that the underwriters may be required to make in respect of, certain liabilities, including liabilities under the Securities Act of 1933, as amended.

The underwriters and their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. In the ordinary course of their respective businesses, the underwriters and/or their affiliates have engaged, and may in the future engage, in commercial banking, investment banking, trust or investment management transactions with us and our affiliates for which they have received, and will in the future receive, customary compensation.

In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and instruments of ours or our affiliates. If any of the underwriters and their affiliates has a lending relationship with us, certain of these underwriters or their affiliates routinely hedge and certain of these underwriters or their affiliates may hedge their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the mortgage bonds offered hereby. Any credit default swaps or short positions could adversely affect future trading prices of the mortgage bonds offered hereby. The underwriters and their respective affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or financial instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.

LEGAL MATTERS

Baker Botts L.L.P., Houston, Texas will pass on the validity of the mortgage bonds offered in this prospectus supplement. Scott E. Rozzell, Esq., our Executive Vice President, General Counsel and Secretary, or Christopher J. Arntzen, Esq., our Vice President, Deputy General Counsel and Assistant Secretary, may pass on other legal matters for us. Hunton & Williams LLP will pass on certain legal matters for the underwriters.

EXPERTS

The consolidated financial statements and the related consolidated financial statement schedule, incorporated in this document by reference from our Annual Report on Form 10-K for the year ended December 31, 2013 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports (which reports (1) express an unqualified opinion on the consolidated financial statements and (2) express an unqualified opinion on the consolidated financial statement schedule), which are incorporated herein by reference. Such consolidated financial statements and consolidated financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

In this prospectus supplement, including the information we incorporate by reference, we make statements concerning our expectations, beliefs, plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements that are not historical facts. These statements are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those expressed or implied by these statements. You can generally identify our forward-looking statements by the words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “may,” “objective,” “plan,” “potential,” “predict,” “projection,” “should,” “will,” or other similar words.

We have based our forward-looking statements on our management’s beliefs and assumptions based on information reasonably available to our management at the time the statements are made. We caution you that assumptions, beliefs, expectations, intentions and projections about future events may and often do vary materially from actual results. Therefore, we cannot assure you that actual results will not differ materially from those expressed or implied by our forward-looking statements.

The following are some of the factors that could cause actual results to differ materially from those expressed or implied in forward-looking statements:

•	state and federal legislative and regulatory actions or developments affecting various aspects of our business, including, among others, energy deregulation or re-regulation, health care reform, financial reform, tax legislation and actions regarding the rates we charge;

•	state and federal legislative and regulatory actions or developments relating to the environment, including those related to global climate change;

•	timely and appropriate rate actions that allow recovery of costs and a reasonable return on investment;

•	the timing and outcome of any audits, disputes and other proceedings related to taxes;

•	industrial, commercial and residential growth in our service territory and changes in market demand, including the effects of energy efficiency measures and demographic patterns;

•	weather variations and other natural phenomena, including the impact on operations and capital of severe weather events;

•	any direct or indirect effects on our facilities, operations and financial condition resulting from terrorism, cyber-attacks, data security breaches or other attempts to disrupt our business or the businesses of third parties, or other catastrophic events;

•	the impact of unplanned facility outages;

•	timely and appropriate regulatory actions allowing securitization or other recovery of costs associated with any future hurricanes or natural disasters;

•	changes in interest rates or rates of inflation;

•	commercial bank and financial market conditions, our access to capital, the cost of such capital, and the results of our financing and refinancing efforts, including availability of funds in the debt capital markets;

•	actions by credit rating agencies;

•	inability of various counterparties to meet their obligations to us;

•	non-payment for our services due to financial distress of our customers;

•	the ability of GenOn and its subsidiaries to satisfy their obligations to us, including indemnity obligations;

•	the ability of REPs, including REP affiliates of NRG, Energy Future Holdings and Just Energy Group, which are our three largest customers, to satisfy their obligations to us and our subsidiaries;

•	the outcome of litigation brought by or against us;

•	our ability to control costs;

•	the investment performance of CenterPoint Energy’s pension and postretirement benefit plans;

•	our potential business strategies, including restructurings, acquisitions or dispositions of assets or businesses, which we cannot assure you will be completed or will have the anticipated benefits to us;

•	acquisition and merger activities involving us or our competitors;

•	future economic conditions in regional and national markets and their effect on sales, prices and costs; and

•	other factors we discuss under “Risk Factors” in Item 1A of Part I of our 2013 Form 10-K, and other reports we file from time to time with the SEC that are incorporated herein by reference.

You should not place undue reliance on forward-looking statements. Each forward-looking statement speaks only as of the date of the particular statement.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports and other information with the SEC. You may read and copy any document we file with the SEC at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain further information regarding the operation of the SEC’s public reference room by calling the SEC at 1-800-SEC-0330. Our filings are also available to the public on the SEC’s Internet site located at http://www.sec.gov. You can obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

This prospectus supplement, which includes information incorporated by reference (see “Incorporation by Reference” below), is part of a registration statement we have filed with the SEC relating to the securities we may offer. As permitted by SEC rules, this prospectus supplement does not contain all of the information we have included in the registration statement and the accompanying exhibits and schedules we file with the SEC. You may refer to the registration statement, the exhibits and the schedules for more information about us and our securities. The registration statement, exhibits and schedules are available at the SEC’s public reference room or through its Internet site.

INCORPORATION BY REFERENCE

We are “incorporating by reference” into this prospectus supplement certain information we file with the SEC. This means we are disclosing important information to you by referring you to the documents containing the information. The information we incorporate by reference is considered to be part of this prospectus supplement. Information that we file later with the SEC that is deemed incorporated by reference into this prospectus supplement (but not information deemed to be furnished to and not filed with the SEC) will automatically update and supersede information previously included.

We are incorporating by reference into this prospectus supplement the documents listed below and any subsequent filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (excluding information deemed to be furnished and not filed with the SEC) until all the securities are sold:

•	our Annual Report on Form 10-K for the year ended December 31, 2013.

You may also obtain a copy of our filings with the SEC at no cost by writing to or telephoning us at the following address:

CenterPoint Energy Houston Electric, LLC

Attn: Investor Relations

P.O. Box 4567

Houston, Texas 77210-4567

(713) 207-6500

PROSPECTUS

CenterPoint Energy Houston Electric, LLC

1111 Louisiana

Houston, Texas 77002

(713) 207-1111

CENTERPOINT ENERGY HOUSTON ELECTRIC, LLC

GENERAL MORTGAGE BONDS

This prospectus relates to general mortgage bonds that we may offer from time to time. We will provide additional terms of the general mortgage bonds in one or more supplements to this prospectus. You should read this prospectus and the related prospectus supplement carefully before you invest in the general mortgage bonds. No person may use this prospectus to offer and sell the general mortgage bonds unless a prospectus supplement accompanies this prospectus.

Investing in the general mortgage bonds involves risks. See “Risk Factors” on page 3 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 31, 2014.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement we have filed with the Securities and Exchange Commission (SEC) using a “shelf” registration process. Using this process, we may offer the general mortgage bonds (mortgage bonds) described in this prospectus in one or more offerings. Each time we use this prospectus to offer mortgage bonds, we will file a supplement to this prospectus with the SEC that will describe the specific terms of the offering and the mortgage bonds. The prospectus supplement may also add to, update or change the information contained in this prospectus. Before you invest, you should carefully read this prospectus, the applicable prospectus supplement and the information contained in the documents we refer to under the heading “Where You Can Find More Information.”

You should rely only on the information contained or incorporated by reference in this prospectus, any prospectus supplement and any written communication from us or any underwriter specifying the final terms of a particular offering. We have not authorized anyone to provide you with different information. We are not making an offer of these mortgage bonds in any jurisdiction where the offer is not permitted. You should not assume that the information contained in this prospectus, any prospectus supplement or any written communication from us or any underwriter specifying the final terms of a particular offering is accurate as of any date other than the date on the front of that document. Any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference.

The Bank of New York Mellon Trust Company, National Association, in its capacity as trustee for the mortgage bonds, has not participated in the preparation of this prospectus and assumes no responsibility for its content.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports and other information with the SEC. You may read and copy any document we file with the SEC at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain further information regarding the operation of the SEC’s public reference room by calling the SEC at 1-800-SEC-0330. Our filings are also available to the public on the SEC’s Internet site located at http://www.sec.gov. You can obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

This prospectus, which includes information incorporated by reference (see “Incorporation by Reference” below), is part of a registration statement we have filed with the SEC relating to the mortgage bonds we may offer. As permitted by SEC rules, this prospectus does not contain all of the information we have included in the registration statement and the accompanying exhibits and schedules we file with the SEC. You may refer to the registration statement, the exhibits and the schedules for more information about us and our securities. The registration statement, exhibits and schedules are available at the SEC’s public reference room or through its Internet site.

INCORPORATION BY REFERENCE

We are “incorporating by reference” into this prospectus certain information we file with the SEC. This means we are disclosing important information to you by referring you to the documents containing the information. The information we incorporate by reference is considered to be part of this prospectus. Information that we file later with the SEC that is deemed incorporated by reference into this prospectus (which does not include information deemed, pursuant to the SEC’s rules, to be furnished to and not filed with the SEC) will automatically update and supersede information previously included.

We are incorporating by reference into this prospectus the documents listed below and any subsequent filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (excluding information deemed pursuant to the SEC’s rules to be furnished and not filed with the SEC) until all the mortgage bonds are sold:

•	our Annual Report on Form 10-K for the year ended December 31, 2012,

•	our Quarterly Reports on Form 10-Q for the periods ended March 31, 2013, June 30, 2013 and September 30, 2013, and

•	our Current Report on Form 8-K filed on September 10, 2013.

You may also obtain a copy of our filings with the SEC at no cost by writing to or telephoning us at the following address:

CenterPoint Energy Houston Electric, LLC

c/o CenterPoint Energy, Inc.

Attn: Investor Relations

P.O. Box 4567

Houston, Texas 77210-4567

(713) 207-6500

ABOUT CENTERPOINT ENERGY HOUSTON ELECTRIC, LLC

We provide electric transmission and distribution services to retail electric providers (REPs) serving over two million metered customers in a 5,000-square mile area of the Texas Gulf Coast that has a population of approximately six million people and includes the city of Houston. We are an indirect wholly owned subsidiary of CenterPoint Energy, Inc. (CenterPoint Energy), a public utility holding company.

Our principal executive offices are located at 1111 Louisiana, Houston, Texas 77002 (telephone number: (713) 207-1111).

RISK FACTORS

Our business is influenced by many factors that are difficult to predict and that involve uncertainties that may materially affect actual operating results, cash flows and financial condition. These risk factors include those described as such in the documents that are incorporated by reference in this prospectus (which risk factors are incorporated herein by reference), and could include additional uncertainties not presently known to us or that we currently do not consider material. Before making an investment decision, you should carefully consider these risks as well as any other information we include or incorporate by reference in this prospectus or include in any applicable prospectus supplement.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

In this prospectus, including the information we incorporate by reference, we make statements concerning our expectations, beliefs, plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements that are not historical facts. These statements are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those expressed or implied by these statements. You can generally identify our forward-looking statements by the words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “may,” “objective,” “plan,” “potential,” “predict,” “projection,” “should,” “will” or other similar words. We use the terms “we” and “our” in this section to mean CenterPoint Energy Houston Electric, LLC and its subsidiaries.

We have based our forward-looking statements on our management’s beliefs and assumptions based on information available to our management at the time the statements are made. We caution you that assumptions, beliefs, expectations, intentions and projections about future events may and often do vary materially from actual results. Therefore, we cannot assure you that actual results will not differ materially from those expressed or implied by our forward-looking statements.

The following are some of the factors that could cause actual results to differ materially from those expressed or implied in forward-looking statements:

•	state and federal legislative and regulatory actions or developments affecting various aspects of our business, including, among others, energy deregulation or re-regulation, health care reform, financial reform, tax legislation and actions regarding the rates charged by us;

•	state and federal legislative and regulatory actions or developments relating to the environment, including those related to global climate change;

•	timely and appropriate rate actions that allow recovery of costs and a reasonable return on investment;

•	the timing and outcome of any audits, disputes and other proceedings related to taxes;

•	industrial, commercial and residential growth in our service territory and changes in market demand, including the effects of energy efficiency measures and demographic patterns;

•	weather variations and other natural phenomena, including the impact of severe weather events on operations and capital;

•	any direct or indirect effects on our facilities, operations and financial condition resulting from terrorism, cyber attacks, data security breaches or other attempts to disrupt our businesses or the businesses of third parties, or other catastrophic events;

•	the impact of unplanned facility outages;

•	timely and appropriate regulatory actions allowing securitization or other recovery of costs associated with any future hurricanes or natural disasters;

•	changes in interest rates or rates of inflation;

•	commercial bank and financial market conditions, our access to capital, the cost of such capital, and the results of our financing and refinancing efforts, including availability of funds in the debt capital markets;

•	actions by credit rating agencies;

•	inability of various counterparties to meet their obligations to us;

•	non-payment for our services due to financial distress of our customers;

•	the ability of GenOn Energy, Inc. (formerly known as RRI Energy, Inc., Reliant Energy, Inc. and Reliant Resources, Inc.), a wholly owned subsidiary of NRG Energy, Inc. (NRG) and its subsidiaries to satisfy their obligations to us, including indemnity obligations;

•	the ability of retail electric providers (REPs), including REP affiliates of NRG and Energy Future Holdings Corp., which are our two largest customers, to satisfy their obligations to us and our subsidiaries;

•	the outcome of litigation brought by or against us;

•	our ability to control costs;

•	the investment performance of CenterPoint Energy, Inc.’s pension and postretirement benefit plans;

•	our potential business strategies, including restructurings, acquisitions or dispositions of assets or businesses, which we cannot assure you will be completed or will have the anticipated benefits to us;

•	acquisition and merger activities involving us or our competitors; and

•	other factors we discuss in “Risk Factors” in Item 1A of Part I of our Annual Report on Form 10-K for the year ended December 31, 2012, which is incorporated herein by reference, in Item 1A of Part II of our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2013 and September 30, 2013, which are incorporated herein by reference, and in other reports we file from time to time with the SEC that are incorporated herein by reference.

You should not place undue reliance on forward-looking statements. Each forward-looking statement speaks only as of the date of the particular statement.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratios of earnings to fixed charges for each of the periods indicated. The ratios were calculated pursuant to applicable rules of the SEC.

	Year Ended December 31,					Nine Months Ended September 30, 2013
	2008(1)	2009(1)	2010(1)	2011(1)	2012(1)
Ratio of earnings to fixed charges	2.32	2.05	2.07	3.60	2.31	2.77	(2)

(1)	Excluded from the computation of fixed charges for the years ended December 31, 2008, 2009 and 2010 is interest expense of $7 million, $1 million and $8 million, respectively, and interest income for the years ended December 31, 2011 and 2012 of $12 million and $8 million, respectively, which is included in income tax expense.
(2)	Excluded from the computation of fixed charges for the nine months ended September 30, 2013 is interest income of less than $1 million which is included in income tax expense. We do not believe that the ratio for the nine-month period is necessarily indicative of the ratios for the twelve-month periods due to the seasonal nature of our business.

USE OF PROCEEDS

Unless we inform you otherwise in the prospectus supplement, we anticipate using any net proceeds from the sale of the mortgage bonds offered by this prospectus for general corporate purposes. These purposes may include, but are not limited to:

•	working capital,

•	capital expenditures,

•	acquisitions, and

•	the repayment or refinancing of debt.

Pending any specific application, we may initially invest funds, loan funds to affiliates or apply them to the reduction of short-term indebtedness or debt under our revolving credit facility.

DESCRIPTION OF OUR GENERAL MORTGAGE BONDS

The mortgage bonds that we may offer from time to time by this prospectus will be issued under our General Mortgage Indenture dated as of October 10, 2002, as amended and supplemented (the mortgage indenture), with The Bank of New York Mellon Trust Company, National Association (successor in trust to JPMorgan Chase Bank), as trustee. We have incorporated by reference the mortgage indenture as an exhibit to the registration statement of which this prospectus is a part. The particular terms of any series of our mortgage bonds and the material provisions of the mortgage indenture will be described in the applicable prospectus supplement.

PLAN OF DISTRIBUTION

We may sell the offered mortgage bonds in and outside the United States:

•	through underwriters or dealers,

•	directly to purchasers, including our affiliates,

•	through agents, or

•	through a combination of any of these methods.

The prospectus supplement will include the following information:

•	the terms of the offering,

•	the names of any underwriters or agents,

•	the name or names of any managing underwriter or underwriters,

•	the purchase price of the mortgage bonds,

•	the net proceeds to us from the sale of the mortgage bonds,

•	any delayed delivery arrangements,

•	any underwriting discounts, commissions and other items constituting underwriters’ compensation,

•	any initial public offering price,

•	any discounts or concessions allowed or reallowed or paid to dealers, and

•	any commissions paid to agents.

Sale Through Underwriters or Dealers

If we use underwriters in the sale, the underwriters will acquire the mortgage bonds for their own account. The underwriters may resell the mortgage bonds from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer mortgage bonds to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in the prospectus supplement, the obligations of the underwriters to purchase the mortgage bonds will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered mortgage bonds if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

During and after an offering through underwriters, the underwriters may purchase and sell the mortgage bonds in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters also may impose a penalty bid, which means that selling concessions allowed to syndicate members or other broker-dealers for the offered mortgage bonds sold for their account may be reclaimed by the syndicate if the offered mortgage bonds are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered mortgage bonds, which may be higher than the price that might otherwise prevail in the open market. If commenced, the underwriters may discontinue these activities at any time.

If we use dealers in the sale of mortgage bonds, we may sell the mortgage bonds to them as principals. They may then resell those mortgage bonds to the public at varying prices determined by the dealers at the time of resale. The dealers participating in any sale of the mortgage bonds may be deemed to be underwriters within the meaning of the Securities Act of 1933 with respect to any sale of these mortgage bonds. We will include in the prospectus supplement the names of the dealers and the terms of the transaction.

Direct Sales and Sales Through Agents

We may sell the mortgage bonds directly. In that event, no underwriters or agents would be involved. We may also sell the mortgage bonds through agents we designate from time to time. In the prospectus supplement, we will name any agent involved in the offer or sale of the offered mortgage bonds, and we will describe any commissions payable by us to the agent. Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

We may sell the mortgage bonds directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act of 1933 with respect to any sale of those mortgage bonds. We will describe the terms of any such sales in the prospectus supplement.

Delayed Delivery Contracts

If we so indicate in the prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase mortgage bonds from us at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The prospectus supplement will describe the commission payable for solicitation of those contracts.

Remarketing

We may offer and sell any of the offered mortgage bonds in connection with a remarketing upon their purchase, in accordance with a redemption or repayment by their terms or otherwise by one or more remarketing firms acting as principals for their own accounts or as our agents. We will identify any remarketing firm, the terms of any remarketing agreement and the compensation to be paid to the remarketing firm in the prospectus supplement. Remarketing firms may be deemed underwriters under the Securities Act of 1933.

Derivative Transactions

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell mortgage bonds covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third parties may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of securities, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of securities. The third parties in these sale transactions will be underwriters and, if not identified in this prospectus, will be identified in the applicable prospectus supplement or in a post-effective amendment to the registration statement of which this prospectus forms a part.

General Information

We may have agreements with the remarketing firms, agents, dealers and underwriters to indemnify them against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribute with respect to payments that the agents, dealers or underwriters may be required to make. Such firms, agents, dealers and underwriters may be customers of, engage in transactions with or perform services for us in the ordinary course of their businesses.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a particular plan of distribution. The place and time of delivery for the mortgage bonds in respect of which this prospectus is delivered will be set forth in the accompanying prospectus supplement.

Each series of offered mortgage bonds will be a new issue and will have no established trading market. We may elect to list any series of offered mortgage bonds on an exchange, but we are not obligated to do so. It is possible that one or more underwriters may make a market in a series of offered mortgage bonds. However, they will not be obligated to do so and may discontinue market making at any time without notice. We cannot assure you that a liquid trading market for any of our offered mortgage bonds will develop.

LEGAL MATTERS

The validity of the mortgage bonds described in this prospectus will be passed upon for us by Baker Botts L.L.P., Houston, Texas. Scott E. Rozzell, Esq., our Executive Vice President, General Counsel and Secretary, or Christopher J. Arntzen, our Vice President, Deputy General Counsel and Assistant Secretary, may pass upon other legal matters for us. Each of Messrs. Rozzell and Arntzen is the beneficial owner of less than 1% of CenterPoint Energy’s common stock. Any underwriters will be advised regarding issues relating to any offering by Hunton & Williams LLP.

EXPERTS

The consolidated financial statements and the related consolidated financial statement schedules, incorporated in this document by reference from our Annual Report on Form 10-K for the year ended December 31, 2012 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements and consolidated financial statement schedules have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

$

CENTERPOINT ENERGY HOUSTON ELECTRIC, LLC

                     % General Mortgage Bonds, Series X, due 2044

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

BofA Merrill Lynch

Credit Suisse

Deutsche Bank Securities

Wells Fargo Securities

March    , 2014